Exhibit 2.1
STOCK PURCHASE AGREEMENT
DATED AS OF NOVEMBER 8, 2006
AMONG
COMPLETE PRODUCTION SERVICES, INC.
AND
INTEGRATED PRODUCTION SERVICES, LLC
on the one hand
AND
PUMPCO SERVICES, INC.
AND
EACH SELLER LISTED ON SCHEDULE I HERETO
on the other hand

i

ii

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Non-Solicitation Agreement
Exhibit E	Form of Consulting Agreement
Exhibit F	Form of Fabco Manufacturing Agreement
Exhibit G	Form of Fabco Service Agreement
Exhibit H	Form of First Amendment to Pumpco Services, Inc. 2005 Stock Incentive Plan
Exhibit I	Form of Option Letter Agreement
Exhibit J	Form of Indemnification Escrow Agreement
Exhibit K	Seller Information

iii

          This STOCK PURCHASE AGREEMENT, dated effective as of November 8, 2006 (this “Agreement”), by and among Complete Production Services, Inc., a Delaware corporation (“Buyer”), Integrated Production Services, LLC, a Delaware limited liability company (“Buyer Sub”), Pumpco Services, Inc., a Delaware corporation (the “Company”), and those parties listed on Schedule I hereto and signatories hereto (collectively, the “Sellers”).
RECITALS
          WHEREAS, the Sellers own, directly or indirectly, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”), which represents the only class of capital stock of the Company outstanding;
          WHEREAS, Buyer Sub desires to acquire all of the Company Shares, and the Sellers desire to sell the same, on the terms and conditions contained herein; and
          WHEREAS, Buyer, Buyer Sub and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the purchase of the Company Shares.
AGREEMENT
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below.

Location of
Definition	Defined Term
401(k) Plan	Section 4.12(j)
Affiliates	Section 4.15
Agreement	Preamble
Buyer	Preamble
Buyer Disclosure Documents	Section 6.08(a)
Buyer Indemnified Party	Section 8.02(a)
Buyer Indemnifying Party	Section 8.02(b)
Buyer Shares	Section 2.02(a)(i)
Buyer Sub	Preamble
Cash Purchase Price Accounts	Section 2.02(c)
Claim	Section 7.05(a)
Closing	Section 3.01

Location of
Definition	Defined Term
Closing Date	Section 3.01
Closing Payment	Section 2.02(b)
Cap	Section 8.06
COBRA	Section 4.12(e)
Company	Preamble
Company Shares	Recitals
Damages	Section 8.02(a)
Disclosure Letter	Article IV
Environmental Law	Section 4.16
ERISA	Section 4.12(a)
ERISA Affiliate	Section 4.12(a)
Expenses	Section 7.04
Foreign Plans	Section 4.12(k)
GAAP	Section 4.04(b)
Governmental Entity	Section 4.03(b)
Hazardous Substance	Section 4.16
Indemnification Escrow	Section 2.05
Indemnification Escrow Agreement	Section 2.05
Indemnified Party	Section 8.02(b)
Indemnifying Party	Section 8.02(b)
Indemnity Claim	Section 8.03
Major Customers	Section 4.20
Material Agreement	Section 4.11(a)
Notice	Section 8.03
Objection Notice	Section 8.05(a)
Permits	Section 4.07(a)
Purchase Price	Section 2.02(b)
Real Property	Section 4.14(a)
Release	Section 7.05(a)
Release Date	Section 2.05
Releasors	Section 7.05(a)
Released Claims	Section 7.05(b)
Releasees	Section 7.05(a)
Restricted Stock Section 280G Cap	Section 2.04
Restricted Stock Total Payment	Section 2.04
Sellers	Preamble
Seller Common Stock	Section 4.02
Seller Indemnifying Party	Section 8.02(a)
Seller Preferred Stock	Section 4.02
Sellers’ Representative	Section 8.08(a)
Standard IP Agreements	Section 4.11(a)(x)
Stock Option Section 280G Cap	Section 2.03(c)
Stock Option Total Payment	Section 2.03(c)
Survival Period	Section 8.01
Termination Provisions	Section 7.07(b)

Location of
Definition	Defined Term
Third-Party Claim	Section 8.04
Threshold	Section 8.06
Violation	Section 4.03(c)
          SECTION 1.02. Defined Terms. As used in this Agreement, the terms below shall have the following meanings. Any of such terms, unless the context requires otherwise, may be used in the singular or plural, depending upon the reference.
          (a) “Accredited Investor” means an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          (b) “Board of Directors” means the Board of Directors of any specified Person and any properly serving and acting committees thereof.
          (c) “Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.
          (d) “Buyer Common Stock” means the issued and outstanding shares of common stock, par value $0.01 per share, of Buyer.
          (e) “Cashed-Out Company Options” means those Company Options set forth on Schedule II(a) hereto.
          (f) “Cashed-Out Holder” means the holder of a Cashed-Out Company Option.
          (g) “Certificate” means a certificate which represents outstanding shares of Company Shares.
          (h) “Code” means the Internal Revenue Code of 1986, as amended.
          (i) “Company Options” means all options to purchase Company Shares granted under the Equity Compensation Plans.
          (j) “Consulting Agreement” means that certain consulting agreement dated as of the date hereof by and between the Company and Cody Ortowski.
          (k) “Employment Agreements” means those certain employment agreements dated as of the date hereof by and between the Company and the individuals set forth on Schedule III(a) hereto.
          (l) “Encumbrance” means any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than a restriction on transferability imposed by federal or state securities laws), preemptive rights, any other encumbrance of any kind or nature whatsoever (whether absolute or contingent) or any other adverse claims of any third party.

          (m) “Equity Compensation Plans” means the Pumpco Services, Inc. 2005 Stock Incentive Plan and any other plan or arrangement under which the Company grants equity-based awards.
          (n) “Equity Interest” means any share, capital stock, partnership, member or similar equity interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
          (o) “Equity Interests Acquisition Agreement” means that certain Equity Interests Acquisition Agreement, dated as of August 12, 2005, by and among the Company, Pumpco Energy Services, L.P., Pumpco Services, Ltd., Impact Energy Services, L.L.C., Ortowski Construction Co., Ltd., Ronny Ortowski, Cody J. Ortowski and Christopher C. Ortowski.
          (p) “Escrow Agent” means Wells Fargo Bank, National Association.
          (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (r) “Exchange Ratio” means 40/1.
          (s) “Fabco Manufacturing Agreement” means that certain Fabco Manufacturing Agreement dated as of the date hereof by and between the Company, Buyer Sub and Ortowski Construction Co., Ltd.
          (t) “Fabco Service Agreement” means that certain Fabco Service Agreement dated as of the date hereof by and between the Company, Buyer Sub and Ortowski Construction Co., Ltd.
          (u) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          (v) “Intellectual Property” means all intellectual property and rights therein, however denominated, throughout the world, whether or not registered, including without limitation, all Proprietary Technology, patents, trademarks, service marks, certification marks, trade dress, logos, brand names, trade names, copyrights, domain names, rights of publicity and privacy and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reissues, divisionals, improvements, modifications, derivative works and common law rights, choses-in-action and causes of action relating to any of the foregoing.
          (w) “Intellectual Property Rights” means all Intellectual Property owned by the Company or any of its Subsidiaries, and all rights under licenses for the use of Intellectual Property granted to the Company or any of its Subsidiaries which are used in the operation of the business of the Company and its Subsidiaries as currently conducted or currently intended to be conducted by the Company in the foreseeable future.
          (x) “Knowledge of the Company” means the actual knowledge of Ray Ballantyne, Ronny Ortowski, Ryan Liles, Cody Ortowski, David Crombie and Sue Kimble after reasonable inquiry (which shall not require such Persons to make inquiries of any Person other than the listed Persons).
          (y) “Law” means any federal, state, local or foreign statute, code, ordinance, rule, treaty, regulation, order, judgment, writ, stipulation, award, injunction, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law.
          (z) “Liabilities” means all indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.
          (aa) “Material Adverse Effect” means, with respect to any Person, any change, circumstance, event or effect that, individually or in the aggregate, is materially adverse to the business, operations, assets, Liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or would prevent such Person from performing its obligations under this Agreement.
          (bb) “Non-Competition Agreements” means those certain non-competition and non-solicitation agreements dated as of the date hereof between the Company and the individuals set forth on Schedule III(b) hereto.
          (cc) “Nonqualified Sellers” means the Sellers named in Schedule I(b) hereto.
          (dd) “Non-Solicitation Agreement” means that certain non-solicitation agreement dated as of the date hereof between the Company and SCF-VI, L.P.
          (ee) “Option Letter Agreements” means those certain agreements executed by the holders of Company Options with respect to the treatment of the Company Options hereunder.
          (ff) “Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation, bylaws, operating agreement or other governing documents of such entity.
          (gg) “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, materialmen’s, carriers’, warehousemen’s, landlord’s and similar liens securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of the Company; or (iii) Encumbrances that do not materially impair the present use and operation of the property or assets to which they relate.
          (hh) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in Section 3(9) of the Exchange Act).

          (ii) “Plan” means (i) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) of which the Company or any ERISA Affiliate is or within the past six years was a sponsor or participating employer or as to which the Company or any ERISA Affiliate makes or within the past six years made contributions or is or within the past six years was required to make contributions or under which the Company or any ERISA Affiliate has any obligation or Liability (contingent or otherwise), and (ii) any employment, severance, change in control or other agreement, arrangement, plan or policy of the Company or any ERISA Affiliate (whether written or oral) providing for compensation or benefits to employees or other service providers of the Company, including, without limitation, health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation, or post-employment insurance, compensation or benefits.
          (jj) “Proprietary Technology” means all confidential and proprietary processes, formulae, specifications, inventions, invention disclosures, trade secrets, know-how, development tools and other confidential or proprietary information or rights used, employed or exploited by or for a Person pertaining to any product or service developed, manufactured, marketed, distributed, leased, licensed, sold or maintained by or for that Person or otherwise used in the conduct of that Person’s businesses, and any of the foregoing embodied in any documentation or media, including manuals, memoranda, know-how disclosures, notebooks, software, specimens, models, books and records.
          (kk) “Qualified Sellers” means the Sellers named in Schedule I(c) hereto.
          (ll) “Reference Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2005.
          (mm) “Reference Balance Sheet Date” means December 31, 2005.
          (nn) “Registration Rights Agreement” means that certain registration rights agreement dated as of the date hereof executed by Buyer and Sellers, pursuant to which Buyer will grant Sellers certain registration rights with respect to the Buyer Shares.
          (oo) “Representatives” means, collectively, the directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives of any Person.
          (pp) “Restricted Stock” means those Company Shares subject to certain vesting and transfer restrictions.
          (qq) “Rollover Company Options” means those Company Options set forth on Schedule II(b) hereto.
          (rr) “SEC” means the United States Securities and Exchange Commission, and any successor thereto.

          (ss) “Securities Act” means the Securities Act of 1933, as amended.
          (tt) “Stockholders Agreement” means that certain Stockholders Agreement of the Company dated as of August 12, 2005, among the Company and the persons named as “Stockholders” therein.
          (uu) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, where the general partnership interests are held by such party or any Subsidiary of such party and do not constitute a majority of the voting and economic interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
          (vv) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          (ww) “Tax Period” means any period prescribed by any governmental authority for which a Tax Return is to be filed or a Tax is required to be paid.
          (xx) “Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
          (yy) “Transaction Documents” means this Agreement, the Registration Rights Agreement, the Employment Agreements, the Non-Competition Agreements, the Non-Solicitation Agreement, the Consulting Agreement, the Fabco Manufacturing Agreement , the Fabco Service Agreement and the Indemnification Escrow Agreement.
          (zz) “Warrants” means those certain Warrants for the Purchase of Common Stock, dated as of August 12, 2005, by and between the Company and SCF-VI, L.P., Ronny Ortowski, Cody Ortowski and Christopher C. Ortowski, respectively.
ARTICLE II
PURCHASE AND SALE
          SECTION 2.01. Purchase and Sale of Capital Stock of Company. Subject to and upon the terms and conditions herein set forth, at the Closing, and in reliance upon the representations and warranties contained in this Agreement or made pursuant hereto, each Seller is hereby selling, assigning, transferring and delivering to Buyer Sub free and clear of any Encumbrance, and Buyer Sub is hereby purchasing from each Seller, all of his, her or its

Company Shares, as set forth in Section 2.01 of the Disclosure Letter, for the consideration specified below in this Article II.
          SECTION 2.02. Company Purchase Price.
          (a) The consideration being paid by Buyer Sub, or on behalf of Buyer Sub, to the Qualified Sellers shall be upon the surrender of the Certificates as follows:
          (i) 986,943 shares of Buyer Common Stock to be issued to the Qualified Sellers in the denominations set forth opposite each Qualified Seller’s name on Schedule I(c) (such shares, together with the shares issued pursuant to Section 2.03(b)(i), the “Buyer Shares”); and
          (ii) cash in the aggregate amount of $154,061,160, without interest, payable in the amounts set forth opposite each Qualified Seller’s name on Schedule I(c).
          (b) The consideration being paid by Buyer Sub, or on behalf of Buyer Sub, to the Nonqualified Sellers shall be cash in the aggregate amount of $400,000, without interest, payable upon the surrender of the Certificates in the amounts set forth opposite each Nonqualified Seller’s name on Schedule I(b). The total cash consideration being paid by Buyer Sub, or on behalf of Buyer Sub, to the Sellers pursuant to this Section 2.02 and to the Cashed-Out Holders pursuant to Section 2.03(b)(ii) is referred to herein as the “Closing Payment”; and the total consideration (consisting of both the Closing Payment and Buyer Shares issued pursuant to Section 2.02(a)(1) and to the Cashed-Out Holders pursuant to Section 2.03(b)(i)) being paid by Buyer Sub, or on behalf of Buyer Sub, to the Sellers pursuant to this Section 2.02 is referred to herein as the “Purchase Price.”
          (c) All payments of cash pursuant to this Section 2.02 and pursuant to Section 2.03(b)(ii) shall be reduced by each Seller or Cashed-Out Holder’s, as applicable, portion of the Indemnification Escrow (as such amounts are set forth on Schedule IV hereto) and shall be made in immediately available funds by wire transfer to an account or accounts (the “Cash Purchase Price Accounts”) specified by the Cashed-Out Holders and Sellers at least two (2) Business Days prior to the date such payments are to be made.
          SECTION 2.03. Treatment of Company Options and Warrants.
          (a) At the Closing, each unexercised and unexpired Rollover Company Option that is then outstanding under any Equity Compensation Plan, whether or not then exercisable, shall be converted into an option to purchase Buyer Common Stock in accordance with this Section 2.03(a). Each Rollover Company Option so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the applicable Equity Compensation Plan and the applicable stock option agreement immediately prior to the Closing, except that (i) such Rollover Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Buyer Common Stock equal to the product of the number of Company Shares that were subject to such Rollover Company Option immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Buyer Common Stock, and (ii) the per share exercise price of the shares of Buyer Common Stock subject to such Rollover Company

Option so converted shall be equal to the quotient determined by dividing the exercise price per Company Share at which such Rollover Company Option was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The conversion of the Rollover Company Options into options to purchase Buyer Common Stock shall be made so as not to constitute (a) a “modification” of such Rollover Company Options within the meaning of Section 409A of the Code, and (b) in the case of any such Rollover Company Options which are “incentive stock options,” within the meaning of Section 422 of the Code, a “modification” of such Rollover Company Options within the meaning of Section 424 of the Code. In addition to the foregoing, Buyer Sub shall assume each Equity Compensation Plan and the number and kind of shares available for issuance under each such Equity Compensation Plan shall be converted into shares of Buyer Common Stock in accordance with the applicable provisions of such Equity Compensation Plan. In addition, Buyer shall file with the Securities and Exchange Commission a Registration Statement on Form S-8 (or other appropriate form) covering all such shares of Buyer Common Stock, including shares issuable upon exercise of Rollover Company Options, and shall cause such registration statement to remain effective for as long as there are outstanding any options under the Equity Compensation Plans.
          (b) Except as provided below, effective immediately prior to the Closing, each unexercised and unexpired Cashed-Out Company Option that is then outstanding under any Equity Compensation Plan shall become fully vested and exercisable with respect to all shares subject thereto. As of the Closing, each such unexercised and unexpired Cashed-Out Company Option shall be canceled, and in exchange therefor, Buyer Sub shall pay to the holder of such Cashed-Out Company Option the following:
          (i) 23,623 shares of Buyer Common Stock to be issued to the Cashed-Out Holders in the denominations set forth opposite each Cashed-Out Holder’s name on Schedule II(a); and
          (ii) cash in the aggregate amount of $3,047,540, without interest, payable in the amounts set forth opposite each Cashed Out Holder’s name on Schedule II(a).
          (c) Notwithstanding anything contained herein or in any Equity Compensation Plan or any agreement evidencing a Cashed-Out Company Option, to the extent that the accelerated vesting and/or exercisability of any Cashed-Out Company Option (or any other payment with respect to any Cashed-Out Company Option), either alone or together with any other payment or benefit received or to be received by the holder thereof in connection with a “change in ownership or control” of the Company (within the meaning of Section 280G of the Code) (the “Stock Option Total Payment”) would as a result of Section 280G of the Code not be deductible (in whole or in part) by the Company, a subsidiary or affiliate thereof, or any other person making such payment or providing such benefit, such Cashed-Out Company Option shall not vest or become exercisable (and no such other payment shall be made or provided) unless such vesting, exercisability and other payment is disclosed to and approved by the stockholders of the Company in accordance with Section 280G of the Code and Treasury Regulation section 1.280G-1. In the event that any such vesting, exercisability or other payment would not be so deductible, then, only to the extent necessary to make such portion of the Stock Option Total Payment deductible, the accelerated vesting and exercisability of such Cashed-Out Company

Option (and any other such payment with respect thereto) shall be reduced (if necessary, to zero) (the “Stock Option Section 280G Cap”).
          (d) The Warrants are hereby being cancelled at the Closing and no additional consideration is being paid therefor.
          (e) Buyer Sub shall be entitled to deduct and withhold from the payments set forth in Section 2.03(b) such amounts as Buyer Sub is required to deduct and withhold under the Code, or any other tax laws, with respect to the making of such payment. To the extent that amounts are so withheld by Buyer Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Cashed-Out Holders.
          SECTION 2.04. Treatment of Restricted Stock. Notwithstanding anything contained herein or in any Equity Compensation Plan or any agreement evidencing any Restricted Stock, to the extent that the accelerated vesting of any Restricted Stock (or any other payment with respect to any Restricted Stock), either alone or together with any other payment or benefit received or to be received by the holder thereof in connection with a “change in ownership or control” of the Company (within the meaning of Section 280G of the Code) (the “Restricted Stock Total Payment”) would as a result of Section 280G of the Code not be deductible (in whole or in part) by the Company, a subsidiary or affiliate thereof, or any other person making such payment or providing such benefit, such Restricted Stock shall not vest (and no such other payment shall be made or provided) unless such vesting and other payment is disclosed to and approved by the stockholders of the Company in accordance with Section 280G of the Code and Treasury Regulation section 1.280G-1. In the event that any such vesting or other payment would not be so deductible, then, only to the extent necessary to make such portion of the Restricted Stock Total Payment deductible, the accelerated vesting of such Restricted Stock (and any other such payment with respect thereto) shall be reduced (if necessary, to zero) (the “Restricted Stock Section 280G Cap”).
          SECTION 2.05. Indemnification Escrow. At the Closing, each of Buyer, Buyer Sub and the Sellers’ Representative are executing and delivering an escrow agreement in substantially the form attached hereto as Exhibit I (the “Indemnification Escrow Agreement”). At the Closing, Buyer Sub is depositing with the Escrow Agent a portion of the Cash Consideration otherwise payable to the Sellers and Cashed-Out Holders at the Closing equal to the aggregate of the amounts set forth opposite the Sellers and Cashed-Out Holders’ names on Schedule IV hereto, for a total of $5,000,000 (the “Indemnification Escrow”). The Indemnification Escrow shall be held by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement. Pursuant to the Indemnification Escrow Agreement, the full amount of the Indemnification Escrow shall be released by the Escrow Agent to the Sellers’ Representative on the six-month anniversary of the Closing Date (the “Release Date”), in accordance with the terms of the Indemnification Escrow Agreement, minus any amounts of any indemnity claims made pursuant to Article VIII (whether or not such indemnity claims have been determined to be valid) as of the Release Date. At such time as all remaining claims have been resolved, any remaining amounts in the Indemnification Escrow shall be released and paid to the Sellers’ Representative. Any funds distributed from the Indemnification Escrow to the Sellers Representative shall be distributed upon release by the Sellers’ Representative to the Sellers and Cashed-Out Holders in the proportions set forth on Schedule IV hereto; provided that the Sellers’

Representative may round distribution amounts up or down to whole dollars to the extent necessary.
ARTICLE III
CLOSING
          SECTION 3.01. Closing Date. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated hereby (the “Closing”) is occurring at the offices of Complete Production Services, Inc., 11700 Old Katy Road, Suite 300, Houston, Texas 77079, concurrently with the execution and delivery of this Agreement (the “Closing Date”).
          SECTION 3.02. Seller Deliveries. At the Closing, the Sellers are delivering or causing to be delivered to Buyer and Buyer Sub:
          (a) Certificates representing all of the Company Shares free and clear of any Encumbrance, accompanied by stock powers duly endorsed in blank or duly executed instruments of transfer (the Sellers shall affix any necessary transfer stamps to the stock certificates (or stock transfer powers) evidencing the Company Shares);
          (b) a duly executed Registration Rights Agreement, substantially in the form attached hereto as Exhibit A;
          (c) duly executed Employment Agreements, each substantially in the form attached hereto as Exhibit B;
          (d) duly executed Non-Competition Agreements, each substantially in the form attached hereto as Exhibit C;
          (e) a duly executed Non-Solicitation Agreement, substantially in the form attached hereto as Exhibit D;
          (f) a duly executed Consulting Agreement, substantially in the form attached hereto as Exhibit E;
          (g) a duly executed Fabco Manufacturing Agreement, substantially in the form attached hereto as Exhibit F;
          (h) a duly executed Fabco Service Agreement, substantially in the form attached hereto as Exhibit G;
          (i) a duly executed First Amendment to Pumpco Services, Inc. 2005 Stock Incentive Plan, substantially in the form attached hereto as Exhibit H;
          (j) duly executed Option Letter Agreements, each substantially in the appropriate form attached hereto as Exhibit I;

          (k) a duly executed Indemnification Escrow Agreement, substantially in the form attached hereto as Exhibit J;
          (l) duly cancelled copies of each of the Warrants;
          (m) Internal Revenue Service Forms W-9 for each Seller;
          (n) written resignations of each director of the Company and its Subsidiaries;
          (o) copies of all permits, consents or approvals of third parties or Governmental Entities, the granting of which are necessary for the consummation of the transactions contemplated herein or for preventing the termination of any material right, privilege, license, permit, certificate or agreement of the business of the Company upon the consummation of the transactions contemplated herein;
          (p) copies of certificates of existence and good standing for the Company issued by the Secretary of State of the State of Delaware, dated as of a recent date;
          (q) a certificate, dated the Closing Date, signed by the secretary of the Company certifying (i) the Organizational Documents of the Company, (ii) that all corporate actions required to authorize and approve the execution and delivery by the Company of this Agreement and the other Transaction Documents to be delivered by the Company as provided for herein have been taken and setting forth copies of such actions and (iii) the accuracy of the signature(s) of the officer(s) of the Company executing this Agreement and such other Transaction Documents; and
          (r) a form of notice by the Company to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Buyer Sub along with written authorization for Buyer Sub to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.
          SECTION 3.03. Buyer and Buyer Sub Deliveries. At the Closing, Buyer and Buyer Sub is delivering or causing to be delivered to the Sellers:
          (a) stock certificates representing the Buyer Shares free and clear of any Encumbrance;
          (b) the Closing Payment to the Cash Purchase Price Accounts pursuant to the provisions of this Agreement, less the amount of the Indemnification Escrow;
          (c) the Indemnification Escrow by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent;
          (d) a duly executed Registration Rights Agreement, substantially in the form attached hereto as Exhibit A;

          (e) a duly executed Fabco Manufacturing Agreement, substantially in the form attached hereto as Exhibit F;
          (f) a duly executed Fabco Service Agreement, substantially in the form attached hereto as Exhibit G;
          (g) a duly executed Indemnification Escrow Agreement, substantially in the form attached hereto as Exhibit J;
          (h) copies of all permits, consents or approvals of third parties or Governmental Entities, the granting of which are necessary for the consummation of the transactions contemplated herein; and
          (i) a certificate, dated the Closing Date, signed by the secretary of Buyer and by Buyer on behalf of Buyer Sub certifying (i) the Organizational Documents of Buyer and Buyer Sub, (ii) that all corporate actions required to authorize and approve the execution and delivery by Buyer and Buyer Sub of this Agreement and the other Transaction Documents to be delivered by Buyer and Buyer Sub as provided for herein have been taken and setting forth copies of such actions and (iii) the accuracy of the signature(s) of the officer(s) of the of Buyer and Buyer executing this Agreement and such other Transaction Documents.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to Buyer and Buyer Sub that the statements contained in this Article IV are true and correct except as set forth in the disclosure letter delivered by the Company to Buyer and Buyer Sub on the date hereof (the “Disclosure Letter”) and subject to such qualifications and limitations as may be set forth in this Article IV. The Disclosure Letter is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV, and the disclosures in any such paragraph of the Disclosure Letter shall qualify the corresponding paragraph in this Article IV.
          SECTION 4.01. Organization, Standing and Power. Each of the Company and its Subsidiaries has been duly incorporated or formed and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on the Company. The copies of the Organizational Documents of each of the Company and its Subsidiaries which were previously furnished to Buyer are true, complete and correct copies of such documents as in effect on the date of this Agreement. Section 4.01 of the Disclosure Letter sets forth a complete and accurate list of each of the Company’s Subsidiaries.

          SECTION 4.02. Capital Structure.
          (a) The authorized capital stock of the Company consists solely of 1,000,000 shares of common stock, par value $0.01 per share (“Seller Common Stock”), and 10,000 shares of preferred stock, par value $0.01 per share (“Seller Preferred Stock”). There are 217,750 shares of Seller Common Stock of the Company issued and outstanding and no shares of Seller Preferred Stock issued and outstanding. All shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of the date hereof, with respect to the Equity Compensation Plans, there were outstanding Company Options with respect to 8,825 shares of Seller Common Stock.
          (b) Except as set forth in Section 4.02(b) of the Disclosure Letter, there are outstanding (i) no shares of capital stock, membership interest or other voting securities of the Company (including any capital stock equivalents), (ii) no securities of the Company convertible into or exchangeable for shares of capital stock, membership interests or voting securities of the Company, (iii) no options, warrants, preemptive or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any Equity Interests of the Company or any of its Subsidiaries, and (iv) no equity equivalent interest in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights. If applicable, for each of (i) – (iv) above, Section 4.02(b) of the Disclosure Letter sets forth the identity of the person holding such security, the number of securities, the exercise price, if any, the vesting schedule, if any, and other similar information all in reasonable detail. Except as set forth in Section 4.02(b) of the Disclosure Letter, (i) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company’s or any of its Subsidiaries’, as applicable, securities and (ii) none of the Company or any of its Subsidiaries is a party to any employment or other agreements and has not made any offers for employment that in either case contemplate or obligate the Company or any of its Subsidiaries to grant any options or issue any stock or Equity Interests.
          (c) All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, free and clear of any Encumbrance. There are outstanding no options, preemptive or other rights to acquire from any of the Company’s Subsidiaries, and no obligation of any of the Company’s Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person, other than in its Subsidiaries.
          (d) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders or equity holders of the Company, as such, may vote are issued or outstanding.
          (e) The Sellers are the owners of record of the number of shares of Company Shares set forth opposite the Sellers’ names on Section 4.02(e) of the Disclosure Letter. The Company is not a party to any shareholder agreement, voting trust or other voting or similar agreement with respect to the Company Shares. The Stockholders Agreement is being terminated as of the date hereof pursuant to Section 7.07(a).
          SECTION 4.03. Authority; No Conflicts; Consent.
          (a) The Company has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company, and no vote of the stockholders of the Company, is necessary to authorize this Agreement and the Transaction Documents to which the Company is a party or to consummate the transactions contemplated hereby or thereby. The Board of Directors has passed resolutions that have approved this Agreement and the Transaction Documents to which the Company is a party.
          (b) Except as set forth in Section 4.03(b) of the Disclosure Letter and except as have been obtained or made, no consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority (a “Governmental Entity”), is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.
          (c) Except as set forth in Section 4.03(c) of the Disclosure Letter, neither the execution and delivery by the Company of this Agreement nor any of the other Transaction Documents to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will (A) conflict with, or result in any violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, amendment, cancellation or acceleration of any material obligation or the loss of any material property, right or benefit under, or the creation of a lien, pledge, security interest, charge or other Encumbrance on any material assets (any such conflict, violation, default, right of consent, termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) under, (i) the Organizational Documents of the Company or any of its Subsidiaries, (ii) any note, loan or credit agreement, mortgage, deed of trust, bond, indenture, benefit plan, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound that is material to the Company and its Subsidiaries taken as a whole, or (iii) any Law of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or their respective properties or assets, or (B) create an Encumbrance on any of the Equity Interests of the Company or any of its Subsidiaries.

          (d) At the Closing, Buyer Sub shall own all of the issued and outstanding shares of capital stock of the Company, free and clear of any and all Encumbrances other than Encumbrances created by Buyer or Buyer Sub or arising out of ownership of the Company Shares by Buyer Sub.
          SECTION 4.04. Financial Statements.
          (a) The Company has delivered to Buyer: (i) an audited consolidated balance sheet of the Company as of December 31, 2005, (ii) audited consolidated statements of income and cash flows for (x) the period beginning August 12, 2005 and ending December 31, 2005 and (y) the period beginning January 1, 2005 and ending August 11, 2005 and (iii) unaudited consolidated balance sheet and statements of income and cash flows of the Company for the eight months ended August 31, 2006.
          (b) The financial statements referenced in Section 4.04(a) (i) are in accordance with the books and records of the Company and its Subsidiaries and (ii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements. Such financial statements were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis (except as may be indicated therein or in the notes thereto) throughout the periods involved, except that the unaudited financial statements remain subject to quarter-end and year-end adjustments and do not contain footnotes. The books and records of the Company and each Subsidiary of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability.
          (c) Since January 1, 2005, there have been no formal internal investigations regarding financial reporting or accounting policies and practices at or with respect to the Company discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company’s Board of Directors or any committee thereof.
          (d) Each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
          (e) Section 4.04(e) of the Disclosure Letter lists, and the Company has delivered to Buyer accurate and complete copies of the documentation creating or governing, all

“off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) effected by the Company since January 1, 2005.
          SECTION 4.05. No Undisclosed Liabilities. Except as set forth on Section 4.05 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any Liability, except for (i) Liabilities accrued or reserved against the Reference Balance Sheet, and (ii) Liabilities which have arisen after the Reference Balance Sheet Date in the ordinary course of business consistent with past practice and which are not material in amount.
          SECTION 4.06. Inventory. There is no inventory reflected in the Reference Balance Sheet. The Company’s inventory has been determined and valued in accordance with GAAP as reflected in the Company’s books and records at the lower of cost or market on a first-in, first-out basis. The Company’s inventory is salable in the ordinary course of business consistent with past practice except for obsolete inventory and inventory of below-standard quality; the Company’s finished goods inventories consist of items which are merchantable (as defined in the Uniform Commercial Code of the State of Texas) in all material respects in the ordinary course of business consistent with past practice; and, to the Knowledge of the Company, no previously sold inventory is subject to refunds materially in excess of that historically experienced by the Company. All material commitments or orders for work-in-process were entered into in the ordinary course of business consistent with past practice.
          SECTION 4.07. Compliance with Applicable Laws; Regulatory Matters.
          (a) The Company and its Subsidiaries (i) hold all material permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of its and their businesses and the operation of its and their properties and assets as they are presently operated (the “Permits”); (ii) are in material compliance with the terms of the Permits, and such Permits are valid, in full force and effect ; (iii) do not conduct and have not conducted their respective businesses in violation in any material respect of any Law of any Governmental Entity; and (iv) have not received any written warning, notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Governmental Entity, alleging (A) any violation of any Permit, or (B) that the Company and/or its Subsidiaries requires any Permit required for its business that is not currently held by it. No investigation or inquiry by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.
          (b) All material reports, documents, claims, notices or approvals required to be filed, obtained, maintained, or furnished to any Governmental Entity by the Company and its Subsidiaries have been so filed, obtained, maintained or furnished. All such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing.
          (c) Except as set forth on Section 4.07(c) of the Disclosure Letter, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, their officers, directors or managing employees, have engaged in any activities in their capacity as an officer, director or managing employee, as applicable, which are prohibited under federal or state criminal or civil laws or the regulations promulgated pursuant to such laws and would be material to the Company and its Subsidiaries taken as a whole.
          SECTION 4.08. Litigation. Section 4.08 of the Disclosure Letter sets forth a true and complete list of all litigation pending as of the date hereof, including reasonable detail regarding the current status of such litigation, to which the Company or any of its Subsidiaries is or, to the Knowledge of the Company, is threatened to be, a party or as to which its property or assets may be bound, that, individually or in the aggregate, would reasonably be expected to (i) be material to the Company or any of its Subsidiaries or (ii) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 4.08 of the Disclosure Letter, there is no litigation, arbitration, claim, suit, action, investigation, inquiry or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries, in each case, that, individually or in the aggregate, would reasonably be expected to (i) be material to the Company or any of its Subsidiaries or (ii) prevent the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in any such litigation being brought against the Company or any of its Subsidiaries.
          SECTION 4.09. Taxes.
          (a) The Company and each of its Subsidiaries have timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by it. All such Tax Returns are complete and accurate in all material respects. The Company and each of its Subsidiaries have paid all Taxes due and payable by it (whether or not shown on any Tax Return). Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made to the Company or any of its Subsidiaries by a Governmental Entity in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
          (b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the dates of the Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements. Since the Reference Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
          (c) No deficiencies for Taxes of the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity. There are no pending, ongoing or, to the Knowledge of the Company, threatened audits, assessments or other actions or claims for or relating to any Liability for Taxes of the Company or any of its Subsidiaries, and there are no matters under discussion with any Governmental Entity with respect to Taxes of the Company or any of its Subsidiaries or known to any of the Sellers, the Company or its Subsidiaries with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the

Company and its Subsidiaries. The Company has delivered or made available to Buyer complete and accurate copies of all filed Tax Returns of the Company and each of its Subsidiaries relating to all Tax Periods not closed by applicable statutes of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to any waiver of any statute of limitations in respect of Taxes which remains in effect or agreed to any extension of time with respect to a Tax assessment or deficiency which remains in effect, nor has any request been made in writing for any such extension or waiver. No power of attorney with respect to any Taxes of the Company or any of its Subsidiaries has been executed or filed with any Governmental Entity.
          (d) There are no Encumbrances with respect to Taxes other than Permitted Encumbrances on any asset of the Company or any of its Subsidiaries.
          (e) Neither the Company nor any of its Subsidiaries has (i) consented at any time under former Section 341(f)(l) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of assets, (ii) agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise (including by virtue of the transactions contemplated by this Agreement), (iii) made an election, nor is it required, to treat any of its assets as owned by another person for Tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, (iv) made any consent dividend election under Section 565 of the Code, (v) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code, or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax Law.
          (f) There are no Tax-sharing, indemnity, allocation or similar agreements or arrangements in effect with respect to or involving any of the Company and its Subsidiaries, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound by any such Tax-sharing, indemnity, allocation or similar agreements or arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.
          (g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes. Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than Taxes of the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar Laws), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
          (h) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

          (i) Neither the Company nor any of its Subsidiaries has been a United State real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (j) Neither the Company nor any of its Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar Laws), (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar Laws), and (v) is a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.
          (k) Neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. Section 4.10(k) of the Disclosure Letter sets forth each jurisdiction where the Company and each of its Subsidiaries is or has been required to file a Tax Return with respect to each open Tax Period.
          (l) None of the outstanding indebtedness of the Company or any of its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(1) or 279 of the Code or under any other applicable Laws.
          (m) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(1) required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a). If either the Company or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.
          (n) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.
          SECTION 4.10. Absence of Certain Changes or Events.
          (a) Except for incurring the expenses, making the payments, or the other transactions contemplated in or by this Agreement, since the Reference Balance Sheet Date, and except as set forth on Section 4.10(a) of the Disclosure Letter, (i) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and have not incurred any material Liability, except in the ordinary course of its business consistent with past practice; (ii) there has not been any change in the business, financial condition, Liabilities, assets, technology, Intellectual Property Rights, employee relations, customer relations, supplier relations, manufacturer relations or distributor relations, or results of operations of the Company or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of the Company; (iv) there has not been any split, combination or reclassification of any common stock of the Company or any of its Subsidiaries or any issuance or commitment to issue or the authorization of any issuance of any capital stock or other Equity Interests of the Company or any of its Subsidiaries or other securities convertible into, in exchange or in substitution for any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries; (v) there has not been (A) any granting by the Company to any employee of any increase in compensation, other than in the ordinary course of business consistent with past practice, (B) any granting by the Company or any of its Subsidiaries to any employee of any increase in severance benefit, termination pay, change of control benefit or any similar right, benefit or pay or (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement, policy or arrangement with any employee; and (vi) there has not been any change in accounting methods, principles or practices by the Company or any of its Subsidiaries affecting their assets, Liabilities or business, except insofar as may have been required by a change in GAAP.
          (b) Except for the transactions contemplated in this Agreement or as set forth in Section 4.10(b) of the Disclosure Letter, since the Reference Balance Sheet Date, neither the Company nor any of its Subsidiaries has (i) sold, transferred, leased, licensed, pledged or mortgaged or agreed to sell, transfer, lease, license, pledge, or mortgage any assets, property or rights (including without limitation, Intellectual Property Rights) in excess of $50,000 individually or $100,000 in the aggregate, other than sales or disposition of inventories or fixed assets in the ordinary course of business consistent with past practice, or cancelled, waived or compromised or agreed to cancel, waive or compromise, any debts, claims or rights in excess of $50,000; (ii) made any material change in any method of management, operation or accounting, except as required by Law or GAAP; (iii) adopted or changed any material Tax election, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended material Tax Returns, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; (iv) transferred, exchanged or exclusively licensed any of its Intellectual Property Rights, or had any other material developments related to its Intellectual Property Rights; (v) issued or committed to issue any capital stock or any securities convertible into capital stock; (vi) made any capital expenditure(s) or purchased or acquired any capital assets more than $50,000 in any one instance, except in accordance with the 5/12 Strategic Plan previously provided to Buyer; (vii) incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any Person; (viii) suffered any material damage or destruction to, loss of, or condemnation or eminent domain proceeding relating to any of its material tangible properties or assets (whether or not covered by insurance); (ix) settled any material litigation, (x) lost the employment services of any employee whose annual salary exceeded $75,000; (xi) made any loan or advance to any Person, other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice; (xii) entered into any agreements, commitments or contracts, except those made in the ordinary course of business consistent with past practice; or (xiii) entered into any agreement or commitment to do any of the foregoing.
          SECTION 4.11. Material Agreements.
          (a) Section 4.11(a) of the Disclosure Letter sets forth a complete list of any of the following contracts or agreements (oral or written) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (each contract shall be specifically identified with its formal title, date of effectiveness and execution, a listing of the parties, and a list of any and all amendments with similar detail) (each, a “Material Agreement”):
          (i) all written employment or other agreements entered into with any officer, director or employee of the Company or any of its Subsidiaries;
          (ii) all contracts or agreements (oral or written) under which the Company or any of its Subsidiaries has any outstanding indebtedness, obligation or Liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or Liability, in each case, in an amount greater than $50,000 and in the aggregate more than $100,000;
          (iii) all bonds or agreements of guarantee or indemnification under which the Company or any of its Subsidiaries acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) or Liability in an individual amount or potential amount greater than $50,000 or in the aggregate more than $100,000;
          (iv) all partnership and joint venture agreements;
          (v) all agreements relating to acquisitions or dispositions of any business or product line (other than this Agreement), whether by merger, business combination, stock purchase, disposition of assets, consolidation or otherwise;
          (vi) all agreements creating any obligation or commitment to purchase goods, materials or services in an amount greater than $50,000 or in the aggregate more than $100,000;
          (vii) all bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries;
          (viii) all leases related to real or personal property which may not be terminated at will, or by giving notice of 60 days or less, without cost or penalty and involving annual rental payments greater than $25,000;

          (ix) all agreements with brokers that are not terminable by the Company or any of its Subsidiaries upon sixty (60) days’ notice without penalty or liability;
          (x) all agreements, together with any modification thereof or subsequent agreement related thereto, pursuant to which the Company or any of its Subsidiaries has licensed from, or to, a third party any Intellectual Property, but excluding any off the shelf or standard licenses, including software license and domain name agreements, having a value of less than $5,000 per agreement, license, or seat (“Standard IP Agreements”);
          (xi) any other agreement material to the Company’s business on a consolidated basis;
          (xii) each management, consulting, subcontractor, retainer or other similar type of agreement (other than employment contracts) under which services are provided by any Person to the Company or any of its Subsidiaries in excess of $50,000 per annum or $100,000 in the aggregate;
          (xiii) each agreement containing covenants limiting, in any material respect, the freedom of the Company or any of its Subsidiaries to conduct business in any area or territory or line of business, to buy or sell particular goods or services, to buy or sell goods or services from any other Person or to solicit customers, employees or other service providers;
          (xiv) each agreement containing a change of control provision;
          (xv) each contract which any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Transaction Document, or the value of any benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Transaction Document;
          (xvi) each agreement that obligates the Company or any of its Subsidiaries to indemnify a third party, other than such agreements that were made in the ordinary course of business consistent with past practice; and
          (xvii) each other agreement (or group of agreements) not discussed above, the loss of which could reasonably be expected to have, directly or indirectly, individually or in the aggregate, a Material Adverse Effect on the Company.
          (b) Except as disclosed in Section 4.11(b) of the Disclosure Letter, (i) each Material Agreement is valid and binding upon the Company or any of its Subsidiaries, as the case may be (and, to the Knowledge of the Company, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) the Company and each Subsidiary of the Company has in all respects performed all obligations required to be performed by it as of the date hereof under each Material Agreement and, to the Knowledge of the Company, each other party to each Material Agreement has in all respects performed all obligations required to be performed by it under such Material Agreement, (iii) there is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Material Agreement that has not been cured or waived, and (iv) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under, any of the Material Agreement, except for such failures to perform, breaches, violations, defaults or events referred to in clause (ii), (iii) or (iv), alone or in the aggregate with other such failures to perform, breaches, violations, defaults or events referred to in clause (ii), (iii) or (iv), would be reasonably likely to be material to the Company or any of its Subsidiaries or prevent the consummation of the transactions contemplated by this Agreement.
          SECTION 4.12. Employee Benefit Plans; ERISA.
          (a) Existence of Plans. Section 4.12(a) of the Disclosure Letter lists each Plan. Neither the Company nor any of its ERISA Affiliates sponsors, maintains, participates in, contributes to, or is required to participate in or contribute to, or has ever sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (iii) any plan, agreement or arrangement that provides or provided post-retirement medical, health or other welfare benefits other than as required by applicable law, and (iv) any “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and the Company and ERISA Affiliates do not have any liability, whether actual or contingent, or obligation under any such Plan, fund or organization. In addition, neither the Company nor any of the ERISA Affiliates have announced or otherwise made any commitment to create or amend any Plan. Except as disclosed in Section 4.12(a)(i) of the Disclosure Letter, there are no Plans which Buyer Sub or the Company will not be able to terminate immediately after the Closing in accordance with their terms and ERISA without material liability to the Company. With respect to each Plan, at the Closing there will be no unrecorded material Liabilities in accordance with the Company’s normal accounting practices with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the Company or any of its ERISA Affiliates. The Company has made available to Buyer true and complete copies of: (i) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective summary plan description pertaining to each of the Plans, if any, (iii) the three (3) most recent annual reports of Form 5500 for each of the Plans (including all related schedules), if any, (iv) the most recent IRS determination letter, opinion, notification or advisory letter (as the case may be) for each Plan which is intended to constitute a qualified plan under Section 401 of the Code, and (v) for each unfunded Plan, financial statements consisting of (A) the statement of assets and Liabilities of such Plan as of its most recent valuation date, and (B) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Plan for the most recently-ended plan year, which such financial statements shall fairly present the financial condition and the results of operations of such Plan in accordance with GAAP, consistently applied, as of such dates. For purposes of this Agreement, “ERISA Affiliate” means any person that, together with the Company as of any relevant date was or is required to be treated as a single employer under Code Section 414 or ERISA.
          (b) Penalties; Reportable Events. Neither the Company nor any ERISA Affiliate is subject to any material Liability, tax or penalty with respect to a Plan under ERISA or the Code, and neither the Company nor any ERISA Affiliate has any knowledge of any circumstances which reasonably might result in any such material Liability, tax or penalty. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Plan that could result in material liability to the Company or any ERISA Affiliate. No event has occurred which would subject any Plan to tax under Section 511 of the Code.
          (c) Deficiencies; Qualification. Each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, opinion, notification or advisory letter from the IRS, and has been operated in accordance with its terms, and to the Knowledge of the Company no fact or event has occurred that is reasonably expected to adversely affect the qualified status of any such Plan. All of the Plans have been administered and maintained in compliance in all material respects with ERISA, the Code and all other applicable laws. All contributions required to be made by the Company or any of its ERISA Affiliates to any Plan have been made in accordance with the terms of that Plan, ERISA, the Code or any other applicable Laws. With respect to each Plan, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants.
          (d) Parachute Payments. There is no Plan or other contract, agreement or benefit arrangement covering any current or former employee or independent contractor of the Company which, individually or collectively, would give rise to the payment of, or permit any such individual to retain, any amount or benefit which would constitute a “parachute payment” (as defined in Section 280G of the Code). Except as disclosed in Section 4.12(d) of the Disclosure Letter, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or Liability (with respect to accrued benefits or otherwise) on the part of the Company under any Plan, or to any present or former employee, director, officer, stockholder, contractor or consultant of the Company, or any of their respective Subsidiaries or any of their dependents, (ii) be an event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, independent contractor, or consultant of the Company or any of their dependents.
          (e) COBRA. With respect to each Plan which provides health care coverage, the Company and each ERISA Affiliate have complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the applicable COBRA regulations and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and neither the Company nor any ERISA Affiliate has incurred any material Liability under Section 4980B of the Code.
          (f) Litigation. Other than routine claims for benefits under the Plans, there are no pending, or, to the Knowledge of the Company, threatened actions or proceedings against any Plan, the fiduciaries or administrators of any of the Plans, or the Company or any ERISA Affiliate, with any of the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Plan or any other person whomsoever. To the Knowledge of the Company, there is no reasonable basis for any such claim, lawsuit, dispute, action or controversy.
          (g) Code Section 409A. Except as disclosed in Section 4.12(g) of the Disclosure Letter, no Plan or payment or benefit provided pursuant to any Plan or other contract, agreement or benefit arrangement covering any “service provider” (within the meaning of Section 409A of the Code), including the grant, vesting or exercise of any stock option or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof. All options to purchase Seller Common Stock have been granted in compliance with applicable Law and the terms of the applicable Equity Compensation Plans and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of Seller Common Stock, determined in accordance with applicable Law (including, to the extent applicable, Section 409A of the Code), on the date the option was granted. The Company has properly accounted for all stock options granted under the Equity Compensation Plans.
          (h) Company Options. The Company has taken such actions as are necessary to effectuate the provisions of Section 2.03, including, without limitation, adopting Board resolutions implementing the Stock Option Section 280G Cap and obtaining agreements from the holders of the Company Options with respect to the treatment of such Company Options hereunder, including, without limitation, the Stock Option Section 280G Cap. Each holder of a Cashed-Out Company Option and each holder of a Rollover Company Option has executed an appropriate Option Letter Agreement with the Company substantially in the appropriate form attached hereto as Exhibit I, with respect to the treatment of his or her Company Options.
          (i) Restricted Stock. The Company has taken such actions as are necessary to effectuate the provisions of Section 2.04, including, without limitation, adopting Board resolutions implementing the Restricted Stock Section 280G Cap.

          (j) Amendment to Stock Plan, Etc. The Company has duly adopted that certain First Amendment to Pumpco Services, Inc. 2005 Stock Incentive Plan attached hereto as Exhibit H. Neither the vesting schedule nor exercisability of any Rollover Option has been accelerated or otherwise modified since the date on which such Rollover Option was granted, and the Company has not made any commitment or taken any action to accelerate or otherwise modify such vesting schedule or exercisability.
          (k) Foreign Plans. With respect to each employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee of the Company or any of its subsidiaries (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the assets of the Company or any of its subsidiaries by reason of such Foreign Plan.
          SECTION 4.13. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
          SECTION 4.14. Real Property; Personal Property. Section 4.14(a) of the Disclosure Letter contains a complete list by address of all real property leased or operated by the Company or any of its Subsidiaries (collectively, the “Real Property”). The Company does not own, and has not previously owned within the last two years, any real property. True and complete copies of such leases and subleases have been made available to Buyer. No litigation, condemnation, expropriation, eminent domain or similar proceeding affecting all or any material portion of any Real Property is pending or, to the Knowledge of the Company, threatened. There are no oral agreements between the Company or any of its Subsidiaries and any other party, with respect to any Real Property. Except as set forth on Section 4.14(a) of the Disclosure Letter, no option to extend, renew or purchase with respect to any Real Property has been exercised. No guaranty or other undertaking with respect to the performance of any obligation arising under any agreement or document related to the Real Property has been delivered by the Company. The leased Real Property includes all Real Property necessary for Buyer Sub to conduct the businesses and operations of the Company and its Subsidiaries in the manner currently conducted by the Company and its Subsidiaries.
          SECTION 4.15. Affiliated Transactions and Certain Other Agreements. Section 4.15(a) of the Disclosure Letter sets forth a list of those persons and entities who are “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act or for purposes of Accounting Series Releases 130 and 135 of the SEC (the “Affiliates”). Except as set forth in Section 4.11(a) or Section 4.15 of the Disclosure Letter:
          (a) there are no agreements or Liabilities between the Company or any of its Subsidiaries, on the one hand, and any officer, employee, director or stockholder of the

Company, on the other hand, other than (i) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries or (ii) as part of the normal and customary terms of any employee’s employment with the Company or any of its Subsidiaries, none of which amounts are material to the Company;
          (b) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any such officer, employee, director, stockholder of the Company or any Affiliate, other than as part of the normal and customary terms of any employee’s employment with the Company or any of its Subsidiaries, none of which amounts are material to the Company; and
          (c) no officer, employee, director or stockholder of the Company or Affiliate provides or causes to be provided any assets or facilities to the Company or any of its Subsidiaries.
          SECTION 4.16. Environmental Matters. Except as set forth in Section 4.16 of the Disclosure Letter: (a) the Company and its Subsidiaries are now and always have been in compliance in all material respects with all applicable Environmental Laws; (b) the actual leased space currently operated by the Company and its Subsidiaries (including, if applicable, soils, groundwater, surface water, buildings or other structures) is not contaminated with any Hazardous Substance to an extent reasonably likely to give rise to material Liability or remediation obligations for the Company or any of its Subsidiaries under any applicable Environmental Law; (c) the actual leased space formerly operated by the Company or its Subsidiaries was not contaminated with any Hazardous Substance during the period of operation by the Company or its Subsidiaries to an extent reasonably likely to give rise to material Liability or remediation obligations for the Company or its Subsidiaries; (d) neither the Company nor any of its Subsidiaries is reasonably likely to be subject to liability or remediation obligations for any Hazardous Substance disposal or management or contamination at any other property to an extent reasonably likely to give rise to material liability or remediation obligations for the Company or any of its Subsidiaries under any Environmental Laws; (e) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information indicating that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, nor is the Company or any of its Subsidiaries aware of any information which might form the basis of any such notice, demand, letter, claim or request for information indicating that the Company or any of its Subsidiaries may be in material violation of or subject to material liability under any Environmental Law; (f) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or any indemnity or other agreement with any third party relating to any Environmental Law or Hazardous Substance; (g) there is no site to which the Company or any of its Subsidiaries has transported or arranged for the transport of any Hazardous Substance which to the Knowledge of the Company is or may become the subject of any environmental action; and (h) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law.

As used herein, the term “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or common law, relating to the protection, investigation or restoration of the environment, health and safety, or natural resources, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.
As used herein, the term “Hazardous Substance” means any substance that is: (i) a pollutant or contaminant or a hazardous or toxic chemical, waste, substance or material, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (ii) any other substance that may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
          SECTION 4.17. Intellectual Property.
          (a) Except as set forth in Section 4.17(a) of the Disclosure Letter, the Company and its Subsidiaries collectively own, or have the defensible right to use or otherwise exploit, without Encumbrances, the material Intellectual Property Rights.
          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a breach of any instrument or agreement governing any material Intellectual Property Rights; (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any material Intellectual Property Rights; or (iii) otherwise impair the right of the Company or any of its Subsidiaries to use or otherwise exploit, assert or enforce any material Intellectual Property Rights.
          (c) Except as set forth in Section 4.17(c)(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice or claim of, and to the Knowledge of the Company there is not, any material Intellectual Property Right or Company product or service infringing on or misappropriating the Intellectual Property of any third party. Except as set forth in Section 4.17(c)(ii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice or claim that any material Intellectual Property Right is unenforceable or invalid, and no interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, or enforceability of the Intellectual Property Rights is being or has been, contested or challenged.
          (d) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company or its Subsidiaries. Each Person who has participated in the authorship, invention or creation of material Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries has entered into an agreement with the Company or its applicable Subsidiary assigning all rights, title and interests in such Intellectual Property Rights to the Company or the applicable Subsidiary. Neither the Company nor any of its Subsidiaries has received written notice from any current or prior directors, officers, employees, consultants or contractors of the Company, any of its Subsidiaries or any Seller claiming to have an ownership interest in any of the Intellectual Property Rights and, to the Knowledge of the Company, there is no basis for such a claim.
          (e) Section 4.17(e) of the Disclosure Letter sets forth a complete and accurate list and summary description of all patents, patent applications, registered trademarks, trademark applications, registered copyrights, copyright applications and domain names in which the Company or any of its Subsidiaries has any ownership interest, including without limitation all registrations and applications for any of the foregoing, anywhere in the world. Except as set forth in Section 4.17(e) of the Disclosure Letter, no one other than the Company or its Subsidiaries, as applicable, has an ownership interest in the scheduled items of Intellectual Property and none of the scheduled items of Intellectual Property has lapsed or expired or been cancelled or abandoned.
          (f) To the Knowledge of the Company, there is no infringement or misappropriation of any Intellectual Property Right by a third party.
          (g) Except as may be required under the agreements set forth on Section 4.11(a)(x) of the Disclosure Letter or under a Standard IP Agreement, there is no requirement of the Company or any of its Subsidiaries to pay royalties, honoraria, fees or other payments for the continued use or other exploitation of the Intellectual Property Rights. Other than as set forth on Section 4.11(a)(x) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is bound by, and no Intellectual Property Right is subject to, any covenant or other contractual provision that prevents, limits or restricts in any material respect the ability of Company or any of its Subsidiaries to use, exploit, assert, or enforce the Intellectual Property Rights.
          SECTION 4.18. Employees and Labor Matters. Each of the Company and each Subsidiary of the Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Company or any Subsidiary of the Company is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other governmentally mandated benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). None of the Company or any Subsidiary of the Company is a party to any collective bargaining or other labor union contract, agreement or other instrument applicable to Persons employed by the Company or any Subsidiary of the Company, and no collective bargaining agreement or other labor union contract, agreement or other instrument is being negotiated by the Company or any Subsidiary of the Company. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened which may interfere in any material respect with the respective business activities of the Company or any Subsidiary of the Company. To the Knowledge of the Company, no labor union or similar organization has otherwise been certified to represent any Persons employed by the Company or any Subsidiary of the Company or has applied to represent such employees or is attempting to organize so as to represent such employees. None of the Company or any Subsidiary of the Company has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Subsidiary of the Company, and there is no charge or complaint against the Company or any Subsidiary of the Company by the National Labor Relations Board or any comparable state or foreign agency pending or, to the Knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. None of the Company or any Subsidiary of the Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of the Company and each Subsidiary of the Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no material pending claims against the Company or any Subsidiary of the Company under any workers’ compensation plan or policy. Except as set forth in Section 4.18(a) of the Disclosure Letter, there are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary of the Company and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Knowledge of the Company, no employee of the Company or any Subsidiary of the Company is in any material respect in violation of any term of any employment contract, agreement or other instrument, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary of the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. No key employee of the Company or any Subsidiary of the Company has given notice that such employee intends to terminate his or her employment with the Company or any Subsidiary of the Company.
          SECTION 4.19. Insurance. Section 4.19 of the Disclosure Letter contains a complete and accurate list of all policies or binders of fire, liability, title, property, director and officer, worker’s compensation, product liability covering any period during the past three (3) years and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, deductibles, expiration dates, annual premiums, a general description of the type of coverage provided, and loss experience history by line of coverage) maintained by the Company or any of its Subsidiaries on their businesses or employees. All insurance coverage applicable to the Company and its Subsidiaries is in full force and effect, insures the Company and its Subsidiaries in reasonably sufficient amounts, as determined by the Company in consultation with its insurance agents, against all material risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides, in all material respects, coverage as may be required by any and all contracts or agreements that the Company and its Subsidiaries are a party to and has been issued by insurers of recognized responsibility. There is no material default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion that would be material to the Company and its Subsidiaries. There are no outstanding unpaid premiums except in the ordinary course of business consistent with past practice and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments.
          SECTION 4.20. Customer, Supplier and Vendor Relationships. Section 4.20 of the Disclosure Letter lists the ten largest customers, suppliers and vendors of the Company and its Subsidiaries on a consolidated basis, based on aggregate total sales or purchases, as the case may be, by the Company for the eight months ended August 31, 2006 (collectively, the “Major Customers”). To the Knowledge of the Company or except as set forth on Section 4.20 of the Disclosure Letter, there are no facts or circumstances (including the consummation of the transactions contemplated hereby) that are likely to result in the loss of a Major Customer, a material adverse change in the relationship of the Company with any Major Customer or an event of default (with or without notice or lapse of time, or both) under any agreement between the Company and a Major Customer.
          SECTION 4.21. Absence of Certain Business Practices. None of the Company, its Subsidiaries, any of their respective directors or officers, or, to the Knowledge of the Company, any of their respective employees or agents have directly or indirectly on behalf of the Company (a) made any contribution or gift which contribution or gift is in violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, in violation of any Law or legal requirement, or (c) established or maintained any fund or asset of the Company or its Subsidiaries that has not been recorded in the books and records of the Company.
          SECTION 4.22. Assets. Other than as set forth on Section 4.22 of the Disclosure Letter, the Company and its Subsidiaries have legally valid and good title to, and in the case of leased or licensed assets and properties, legally valid and subsisting leasehold interests or licenses in, all of their material personal properties and assets free and clear of all Encumbrances other than Permitted Encumbrances. Such properties and assets include all properties and assets necessary for the conduct of the businesses of the Company and its Subsidiaries as presently conducted. All material tangible assets and properties of the Company and its Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted and subject to normal and customary maintenance requirements) and are usable in the ordinary course of business and conform in all material respects to all applicable Laws relating to their use and operation.
          SECTION 4.23. Books and Records. The books, records and accounts that the Company and its Subsidiaries have made and kept previously made available to Buyer are true, correct and complete in all material respects and, in reasonable detail, accurately and fairly reflect the activities of the Company. The minute books of the Company and its Subsidiaries previously made available to Buyer accurately and adequately reflect all material action previously taken by the stockholders, members and Board of Directors of the Company and its Subsidiaries, respectively. The copies of the stock book records of the Company and its Subsidiaries previously made available to Buyer are true, correct and complete, and accurately reflect all transactions effected in the equity securities of the Company and its Subsidiaries through and including the date of this Agreement.

          SECTION 4.24. Foreign Corrupt Practices Act. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees, agents or stockholders acting on behalf of the Company or its Subsidiaries has done any act or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such Person.
          SECTION 4.25. Bank Accounts; Powers of Attorney. Section 4.25 of the Disclosure Letter sets forth the name of each bank in which the Company and its Subsidiaries have an account, lock box or safe deposit box, the number of each such account, lock box and safe deposit box, and the names of all Persons authorized to draw thereon or have access thereto. Except as set forth in Section 4.25 of the Disclosure Letter, no Person holds any power of attorney from the Company or its Subsidiaries.
          SECTION 4.26. Delaware Takeover Statute. The restrictions on business combinations contained in Section 203 of the Delaware General Corporation Law do not apply with respect to or as a result of this Agreement or any Transaction Document and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the transactions contemplated by this Agreement or any Transaction Document.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          Each Seller represents and warrants to Buyer and Buyer Sub, severally and not jointly, as to itself that the statements contained in this Article V are true and correct.
          SECTION 5.01. Organization of Certain Sellers. If such Seller is a corporation, limited liability company, limited partnership or trust, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.
          SECTION 5.02. Authority. Such Seller, and if such Seller is a trust, the trustee of such Seller, has the requisite power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement or any Transaction Document. This Agreement and the Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller and, assuming the Agreement and such Transaction Documents constitute the valid and binding obligation of the other parties hereto and thereto, constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles.
          SECTION 5.03. No Conflict; Required Filings and Consents.
          (a) Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the transactions to which it is a party that are contemplated by this Agreement will, (i) if such Seller is a corporation, limited liability company, limited partnership or trust, conflict with, or result in any violation or breach of, any provision of the certificate or articles of incorporation, bylaws, limited liability or operating agreement , partnership agreement or trust agreement of such Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, trust agreement, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which such Seller is a party or by which such Seller or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.03(b), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller or any of its properties or assets; except in the case of clauses (ii) and (iii) for any such conflict, violation, breach, default or other matter which, individually or in the aggregate, would not prevent such Seller from performing its obligations under this Agreement.
          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by such Seller in connection with the execution and delivery of this Agreement or the Transaction Documents to which such Seller is a party or the consummation by such Seller of the transactions contemplated hereby or thereby, except for (i) filings under the Exchange Act or (ii) such consents, approvals, orders, authorizations, registrations, declarations, or filings required by or with respect to Buyer, Buyer Sub or the Company or any of its Subsidiaries.
          SECTION 5.04. Brokers. Such Seller has not employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
          SECTION 5.05. The Shares. Such Seller holds of record and owns beneficially the number of the Company Shares set forth next to such Seller’s name in Section 4.02(b) of the Disclosure Letter free and clear of all Encumbrances. Such Seller is not party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) obligating such Seller to sell, transfer, pledge or otherwise dispose of any capital stock of the Company or, with respect to any Company Options, the agreement in which such Company Options were granted. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company. Upon the Closing, Buyer Sub shall own all of such Seller’s shares of capital stock of the Company free and clear of all Encumbrances other than Encumbrances created by Buyer or Buyer Sub or arising out of ownership of the Company Shares by Buyer Sub.
          SECTION 5.06. Investment Representations. If such Seller is a Qualified Seller, such Seller (i) understands that the Buyer Shares have not been registered under the Securities Act; (ii) understands that the Buyer Shares are being issued pursuant to an exemption from registration contained in the Securities Act based in part upon its representations contained in the Agreement; and (iii) hereby represents and warrants as follows:
          (a) Such Seller has substantial experience in evaluating and investing in securities issued by companies similar to Buyer so that it is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests. Such Seller must bear the economic risk of this investment indefinitely unless the Buyer Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Such Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow it to transfer all or any portion of the Buyer Shares under the circumstances, in the amounts or at the times it might propose.
          (b) Such Seller is acquiring the Buyer Shares for its own account for investment only, and not with a view towards their distribution.
          (c) Such Seller represents that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, such Seller is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.
          (d) Such Seller represents that it is an Accredited Investor.
          (e) Such Seller has read Buyer’s financial statements and has had an opportunity to discuss Buyer’s business, management and financial affairs with officers and management of Buyer and has had the opportunity to review Buyer’s operations and facilities.
          (f) If such Seller is an individual, then such Seller resides in the state or province identified in the address of Seller set forth on Exhibit K; if such Seller is a partnership, corporation, limited liability company or other entity, then the office or offices of such Seller in which its investment decision was made is located at the address or addresses of such Seller set forth on Exhibit K.
          SECTION 5.07. United States Person. Such Seller is a United States person, as defined in Section 7701(a)(30) of the Code.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB
          Each of Buyer and Buyer Sub, jointly and severally, represents and warrants to the Sellers and the Company that the statements contained in this Article VI are true and correct.
          SECTION 6.01. Organization, Standing and Power. Each of Buyer and Buyer Sub has been duly incorporated or formed and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted. Each of Buyer and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Buyer. As of the date hereof, all of the issued and outstanding capital stock of Buyer Sub is owned beneficially and of record by Buyer.
          SECTION 6.02. Authority; No Conflicts; Consent.
          (a) Each of Buyer and Buyer Sub has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and Buyer Sub and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding agreement of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles. The execution and delivery of this Agreement by Buyer and Buyer Sub and the consummation by Buyer and Buyer Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer or Buyer Sub, and no vote of the stockholders of Buyer or the members of Buyer Sub is necessary, to authorize this Agreement and the Transaction Documents to which Buyer and/or Buyer Sub, as applicable, is a party or to consummate the transactions contemplated hereby or thereby. A special committee of the Board of Directors of Buyer, acting on behalf of Buyer, and Buyer, as the sole member of Buyer Sub, have passed resolutions that have (i) approved this Agreement and the Transaction Documents and (ii) declared advisable the transactions contemplated hereby and thereby.
          (b) Except as may be required under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by either Buyer or Buyer Sub in connection with the execution and delivery of this Agreement by Buyer and Buyer Sub or the consummation by Buyer and Buyer Sub of the transaction contemplated hereby.
          (c) Neither the execution and delivery by Buyer or Buyer Sub of this Agreement nor any of the other Transaction Documents to which Buyer and/or Buyer Sub, as applicable, is a party, nor the consummation of the transactions contemplated hereby or thereby, will (A) conflict with, or result in any Violation of (i) the Organizational Documents of Buyer or

Buyer Sub, (ii) any note, loan or credit agreement, mortgage, deed of trust, bond, indenture, benefit plan, lease or other agreement, instrument, permit, concession, franchise or license to which either Buyer or Buyer Sub is a party or by which either Buyer or Buyer Sub or any of their respective properties or assets are bound that is material to Buyer and its Subsidiaries, including Buyer Sub, taken as a whole, or (iii) any Law of any Governmental Entity having jurisdiction over either Buyer or Buyer Sub or their respective properties or assets, or (B) create an Encumbrance on any of the Equity Interests of either Buyer or Buyer Sub.
          SECTION 6.03. No Undisclosed Liabilities. Neither Buyer nor any of its Subsidiaries, including Buyer Sub, has any Liability, except for (i) Liabilities accrued or reserved against in the consolidated balance sheet of Buyer as of September 30, 2006, (ii) Liabilities which have arisen after September 30, 2006 in the ordinary course of business consistent with past practice and (iii) Liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Buyer or Buyer Sub.
          SECTION 6.04. Absence of Certain Changes or Events. Since December 31, 2005 there has not occurred a Material Adverse Effect on either Buyer or Buyer Sub.
          SECTION 6.05. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Buyer or Buyer Sub.
          SECTION 6.06. Representations as to Buyer Common Stock. Upon consummation of the transactions contemplated by this Agreement and issuance of the Buyer Shares in connection therewith, the Buyer Shares will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Encumbrance other than restrictions noted on the legends on the certificates evidencing such shares or those contemplated by this Agreement. The issuance of the Buyer Shares will not violate the Organizational Documents of Buyer or any agreement or other document to which Buyer is a party or by which Buyer is bound or give rise to preemptive rights, preferential rights or any such other rights or claims on the part of any Person that have not been previously waived.
          SECTION 6.07. Investment Representations. Buyer Sub understands that the sale of the Company Shares pursuant hereto has not been registered under the Securities Act. Buyer Sub also understands that the Company Shares are being sold pursuant to an exemption from registration contained in the Securities Act based in part upon its representations contained in the Agreement. Buyer Sub hereby represents and warrants that it is an Accredited Investor.
          SECTION 6.08. SEC Reports; Financial Statements.
          (a) Buyer has filed all quarterly reports on Form 10-Q, current reports on Form 8-K and all other material registration statements, forms, reports and documents required by the Securities Act or the Exchange Act (“Buyer Disclosure Documents”), all of which, as amended if applicable, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such Buyer Disclosure Documents were filed. None of such Buyer Disclosure Documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Buyer contained in the Buyer Disclosure Documents were prepared in accordance with GAAP as in effect as of the dates of such filings, applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Buyer and its subsidiaries, as of the dates and for the periods referred to therein.
(b) The financial statements contained in Buyer’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 fairly present in all material respects the Liabilities (including all reserves), the consolidated financial condition, results of operations and cash flows of Buyer as at the respective dates of and for the periods referred to in such financial statements. Such financial statements were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) throughout the periods involved in all material respects. The books and records of Buyer and each Subsidiary of Buyer have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability.
SECTION 6.09. No Reliance. Each of Buyer and Buyer Sub acknowledges that none of the Sellers, the Company or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries, their respective businesses or financial condition or any of their assets, liabilities or operations or other matters, except for the specific representations and warranties set forth in Article IV and Article V hereof and the applicable sections of the Disclosure Letter. Without limiting the generality of the foregoing, none of the Sellers, the Company or any of their respective Affiliates or Representatives shall have any liability to Buyer or its Affiliates, including Buyer Sub, on any basis (including in contract or tort, fraud under federal or state securities laws or otherwise) other than fraud under common law (as opposed to fraud as defined by Texas Business and Commerce Code Section 27.01) with respect to the accuracy or completeness of any information regarding the Company, its Subsidiaries, their respective businesses or financial condition or any of their assets, liabilities or operations or other matters, except to the extent that the Company and the Sellers make the specific representations and warranties set forth in Article IV and Article V hereof, but always subject to the limitations and restrictions contained in this Agreement.
ARTICLE VII
ADDITIONAL AGREEMENTS
SECTION 7.01. Confidentiality. The Sellers agree that for a period of two years following the date hereof, any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Company or any of its Subsidiaries shall be maintained in confidence and shall not be divulged by the Sellers or their respective Affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 7.01) or as required by applicable Laws, including applicable securities laws and regulations or as necessary to enforce the terms of this Agreement; provided, before the Sellers or any respective Affiliate thereof discloses any of the foregoing as may be required by applicable Laws or to enforce the terms of this Agreement, such Person shall give Buyer Sub reasonable advance notice and take such reasonable actions as Buyer Sub may propose to minimize the required disclosure.
          SECTION 7.02. Appropriate Actions; Consents; Filings.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain all necessary actions, consents, approvals or waivers from, or to avoid an action or proceeding by, any Governmental Entity and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law; and (ii) the obtaining of all necessary consents, approvals or waivers from third parties.
          (b) The Sellers shall give, and Buyer Sub shall use commercially reasonable efforts to cooperate with the Sellers in providing, notices to third parties, and the Sellers shall use their commercially reasonable efforts to obtain, and Buyer Sub shall use its commercially reasonable efforts to cooperate with the Sellers to obtain, third party consents, in each case required to be disclosed in the Disclosure Letter. In the event that the Sellers shall fail to obtain any third party consent described in the first sentence of this Section 7.02(b), the Sellers shall use commercially reasonable efforts, and shall take any such actions reasonably requested by Buyer Sub, to minimize any adverse effect upon the Company and Buyer Sub, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, from the failure to obtain such consent.
          SECTION 7.03. Public Announcements. Each of Buyer and Buyer Sub shall consult with the Company and Sellers’ Representative before issuing, and provide the Company and Sellers’ Representative the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement prior to such consultation and the consent of the Company and Sellers’ Representative, not to be unreasonably withheld or delayed; provided, however, that each of Buyer and Buyer Sub may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Buyer or Buyer Sub, as applicable. The Company shall not issue any press release or make any public statement regarding this Agreement or the transactions contemplated by this Agreement without the prior written consent of Buyer.

          SECTION 7.04. Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense. For the avoidance of doubt, expenses incurred by or on behalf of the Company or its Subsidiaries shall be borne by the Company, and all Expenses incurred by a Seller shall be borne by such Seller. Notwithstanding the foregoing, all Expenses incurred by or on behalf of any of the Company, Sellers, Buyer, or any Subsidiary or Affiliate thereof, in connection with the preparation or filing of any notification or report under the HSR Act, or in connection with responding or preparing to respond to any request for additional information or materials in connection therewith, shall be borne by Buyer. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Sellers, on the one hand, and Buyer, on the other hand, each shall be liable for and shall pay one-half of all stamp, transfer and similar Taxes, direct or indirect, if any, attributable to the transfer of the Company Shares.
          SECTION 7.05. Sellers’ Release.
          (a) As an inducement to Buyer and Buyer Sub to enter into this Agreement and consummate the transactions contemplated hereby and for other good and sufficient consideration, subject to delivery by Buyer and Buyer Sub of the items listed in Section 3.03 hereof, each of the Sellers, with the intention of binding himself and each of such Sellers’ heirs, executors, administrators and assigns (the “Releasors”), does hereby release, acquit and forever discharge Buyer, Buyer Sub and the Company, and each of their past and present Affiliates, Subsidiaries and Representatives, and all Persons acting by, through, under, or in concert with such Persons (the “Releasees”), of and from any and all manner of action or actions, cause or causes of action, suits, arbitrations, demands, debts, liens, contracts, agreements, promises, Liability, damages, or loss of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein, expressly including any claim for fraudulent inducement, (hereinafter, a “Claim”), which the Releasors now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing to the extent arising out of, based upon, or relating to Seller’s ownership of an Equity Interest in the Company or any of its Subsidiaries or the Company Shares; provided, however, that nothing set forth in this Section 7.05 shall (i) affect the ability of any of the Sellers to bring a Claim under this Agreement or any of the Transaction Documents or (ii) for the avoidance of doubt, release, acquit or discharge (1) any rights to indemnification to which any Seller may be entitled under the Organizational Documents as in effect on the date hereof or under any indemnification agreement between such Seller and the Company or any of its Subsidiaries in existence as of the date hereof; (2) rights to reimbursement for Claims incurred prior to the date hereof under the Company’s health, dental and other benefit plans; (3) rights to continued coverage and reimbursement of Claims under health, dental and other benefit plans sponsored by the Company after Closing to the extent required by applicable Law; (4) any accrued vacation; (5) any vested benefits under any 401(k) plan or pension plan sponsored by the Company after the Closing or any successor to or spin-off of such plans; or (6) any base salary and bonuses accrued but unpaid as of the Closing (only to the extent the obligations set forth in clauses (3) through (6) above are set forth on Section 7.05(a) of the Disclosure Letter) (the “Release”). Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to release either Buyer or Buyer Sub from any of its obligations to Sellers under this Agreement or any of the Transaction Documents.
          (b) Each Seller represents and warrants to the Company, Buyer and Buyer Sub that there has been no assignment or other transfer of any interest in any Claim released pursuant to Section 7.05(a) (“Released Claims”), and such Seller agrees to indemnify and hold the Releasees harmless from any Liability, Claims or attorneys’ fees or expenses incurred as a result of any Person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such Seller.
          (c) Each Seller represents and warrants to the Company, Buyer and Buyer Sub that it has not filed, nor has as of the date hereof, any Released Claims against any of the Releasees. Each Seller agrees that if such Seller hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Released Claims, or in any manner asserts against the Releasees any of the Released Claims, including, without limitation, through any motion to reconsider, reopen or appeal the dismissal of the suit or action, then such Seller will pay to the Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all expenses and costs (including, without limitation, attorneys’ fees) incurred by such Releasees in defending or otherwise responding to said Released Claim.
          (d) Notwithstanding anything to the contrary herein, the release set forth in this Section 7.05 shall have no force and effect until the Closing.
          (e) The Releasors acknowledge that this is an arm’s length transaction, Releasors are sophisticated and fully knowledgeable, the above Release was extensively negotiated, Releasors have had the opportunity to discuss the Release with their independent counsel, and no representations, promises, inducements or statements of intention have been made by Releasees which were relied upon by Releasors in executing the Release other than those stated in this Agreement and the other Transaction Documents and any other agreement, exhibit, or schedule delivered or executed in connection with the Agreement, and no party hereto shall be bound or liable for any alleged representation, promise or statement of intention not so set forth.
          SECTION 7.06. Employee Matters.
          (a) During the period from the date hereof through at least December 31, 2006, Buyer agrees to cause the Company to provide for the benefit of the employees of the Company as of the date hereof who continue to be employed by the Company following the Closing (the “Company Employees”), employee benefits which are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer Sub.
          (b) To the extent service is relevant for purposes of eligibility, participation or vesting or receipt of benefits under any employee benefit plan, program or arrangement established or maintained by Buyer or a Subsidiary of Buyer in which Company Employees may participate (other than the accrual of benefits under a pension plan), subject to the terms of such plan, program or arrangement, such Company Employees shall be credited for service accrued as of the date hereof with the Company to the extent such service was credited under a similar plan, program or arrangement of the Company; provided, however, no such credit shall be provided to the extent that it would result in a duplication of credit or benefits.
          (c) To the extent a Company Employee and his or her dependents enroll in any welfare plan sponsored by Buyer or a Subsidiary of Buyer (a “Buyer Welfare Plan”), subject to the terms of such plan, program or arrangement, Buyer shall use commercially reasonable efforts to cause such Buyer Welfare Plan (i) to waive all preexisting condition exclusions and waiting periods otherwise applicable to a Company Employee and his or her dependents, other than exclusions or waiting periods that are in effect with respect to such individuals immediately prior to the Closing to the extent not satisfied, under the corresponding benefit plans of the Company, and (ii) to provide each Company Employee and his or her dependents with corresponding credit for any co-payments and deductibles paid by them under the corresponding benefit plans of the Company during the portion of the respective plan year prior to the date such Company Employee enrolls in the applicable Buyer Welfare Plan; provided, however, no such credit shall be provided to the extent that it would result in a duplication of credit or benefits.
          (d) Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Plan, or shall limit the right of Buyer, the Company or any of their Subsidiaries, including Buyer Sub, to amend, terminate or otherwise modify any Plan following the Closing Date. In the event that (i) a party other than the Company or any of its Subsidiaries makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Plan, and (ii) such provision is deemed to be an amendment to such Plan even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.
          (e) The Company acknowledges and agrees that all provisions contained in this Section 7.06 with respect to the Company Employees are included for the sole benefit of the Company, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer, Buyer Sub, the Company or any of their respective Affiliates.
          SECTION 7.07. Termination of Certain Prior Agreements.
          (a) The Stockholders Agreement (including, without limitation, the provisions of the Stockholders Agreement that expressly, by implication or otherwise would survive cancellation or termination of the Stockholders Agreement) is hereby canceled and terminated, is null and void and has no further force or effect. To the fullest extent permitted by applicable Law, each party to the Stockholders Agreement shall automatically be released and forever discharged from any and all duties, covenants, obligations, controversies, claims, demands, actions, causes of action and other liabilities (whether known or unknown or matured or unmatured and whether arising with respect to or otherwise relating to the period prior to, on or after the date hereof) under, in connection with, arising out of or relating or attributable to the Stockholders Agreement NOTWITHSTANDING THE STRICT LIABILITY OR NEGLIGENCE (INCLUDING, WITHOUT LIMITATION, GROSS NEGLIGENCE), WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE, OF SUCH PARTY OR WHETHER ASSERTED IN CONTRACT, IN WARRANTY, IN TORT, BY STATUTE OR OTHERWISE.
(b) Sections 6.1, 6.4(b) and 6.5 of the Equity Interests Acquisition Agreement (including, without limitation, any such provision of the that expressly, by implication or otherwise would survive cancellation or termination) (the “Terminated Provisions”) are hereby canceled and terminated, are null and void and have no further force or effect. To the fullest extent permitted by applicable Law, each party to the Equity Interests Acquisition Agreement shall automatically be released and forever discharged from any and all duties, covenants, obligations, controversies, claims, demands, actions, causes of action and other liabilities (whether known or unknown or matured or unmatured and whether arising with respect to or otherwise relating to the period prior to, on or after the date hereof) under, in connection with, arising out of or relating or attributable to the Terminated Provisions NOTWITHSTANDING THE STRICT LIABILITY OR NEGLIGENCE (INCLUDING, WITHOUT LIMITATION, GROSS NEGLIGENCE), WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE, OF SUCH PARTY OR WHETHER ASSERTED IN CONTRACT, IN WARRANTY, IN TORT, BY STATUTE OR OTHERWISE.
ARTICLE VIII
INDEMNIFICATION
          SECTION 8.01. Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the six-month anniversary of the Closing Date, except with respect to the representations and warranties of the Company in Section 4.02, the Sellers in Section 5.05 and Buyer and Buyer Sub in Section 6.06 of this Agreement, which shall survive the Closing and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Company, any Seller, Buyer or Buyer Sub, any Person controlling the Company, any Seller, Buyer of Buyer Sub or any of their Representatives whether prior to or after the execution of this Agreement, until sixty (60) calendar days after the expiration of the applicable period of statute of limitations (giving effect to any waivers or extensions thereof). The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period time). The period of time a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 8.01 shall be the “Survival Period” with respect to such representation, warranty, covenant or agreement. So long as an Indemnified Party gives written notice of indemnification claim in reasonable detail on or before the expiration of the applicable Survival Period, such Indemnified Party shall be entitled to pursue its rights to indemnification under Section 8.02(a) or (b) hereof, as applicable. In the event notice of any claim for indemnification under Section 8.02(a) or (b) hereof shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants or agreements that are the subject of such claim shall survive the end of the Survival Period of such representations, warranties, covenants and agreements until such claim is finally resolved, but such representations, warranties, covenants and agreements shall only survive with respect to such asserted claim. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the such party, nor shall such a claim be adversely affected by such party’s knowledge on or before the Closing Date of any breach of the type specified in Section 8.02(a) or (b) unless it shall be determined by a final judgment of a court or administrative body having jurisdiction over such proceeding, with the burden of proof resting with the Indemnifying Party, that a director or officer of the party seeking indemnification had actual knowledge of the breach of such representation or warranty. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of losses or other remedy based on such representations, warranties, covenants or obligations. Notwithstanding anything to the contrary contained in Section 8.01, the limitations set forth in this Article VIII shall not apply in the case of claims based on fraud under common law (as opposed to fraud as defined by Texas Business and Commerce Code Section 27.01) or willful misconduct.
          SECTION 8.02. Indemnification.
          (a) From and after the Closing, each Seller and Cashed-Out Holder (each Seller and Cashed-Out Holder, in its capacity as an indemnifying party under this Article VIII, a “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties”) shall, severally but not jointly, indemnify, save and hold harmless Buyer, Buyer Sub and their Affiliates (including, for the avoidance of doubt, the Company from and after the Closing) and Representatives (each, in its capacity as an indemnified party under this Article VIII, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, judgment, demands and expenses (whether or not arising out of third party claims), including interest, penalties, fines, Tax, costs of mitigation, reasonable attorneys’ fees and reasonable amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), to the extent incurred in connection with, arising out of, resulting from or incident to:
          (i) any breach of any representation or warranty made by the Company or such Seller in this Agreement; and
          (ii) any claim arising from the Sellers’ Representative’s performance of his, her or its obligations under this Agreement.
          (b) From and after the Closing, each of Buyer and Buyer Sub (in its capacity as an indemnifying party under this Article VIII, a “Buyer Indemnifying Party” and collectively, the “Buyer Indemnifying Parties” and together with the Seller Indemnifying Parties, each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall, jointly and severally, indemnify, save and hold harmless each Seller and Cashed-Out Holder and its Affiliates and Representatives (in their capacity as indemnified parties under this Article VIII and together with the Buyer Indemnified Parties, each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all Damages to the extent incurred in connection with, arising out of, resulting from or incident to any breach of any representation or warranty made by either Buyer or Buyer Sub in this Agreement.
          (c) (i) The term “Damages” as used in this Section 8.02 is not limited to matters asserted by third parties against such Indemnified Party, but includes Damages incurred or sustained by the Indemnified Party in the absence of Third-Party Claims. The parties acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages to the extent incurred in connection with, arising out of, resulting from or incident to any breach of any representation or warranty made by the Company and/or a Seller in this Agreement or any claim arising from the Sellers’ Representative’s performance of his, her or its obligations under this Agreement, then Buyer Sub shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages to the same extent.
          (ii) For purposes of this Article VIII, Damages incurred or suffered by an Indemnified Party arising out of any breach of any representation, warranty, covenant or agreement shall be determined without deduction on account of any materiality or Material Adverse Effect qualification contained in any representation, warranty, covenant or agreement giving rise to the claim for indemnification hereunder.
          SECTION 8.03. Procedure for Claims between Parties. If a claim for Damages (an “Indemnity Claim”), other than Third-Party Claims under Section 8.04 below, is to be made by an Indemnified Party entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, and the Escrow Agent as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which gives rise to Damages for which indemnification may be sought under this Article VIII. Any failure to submit any such notice of claim to the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, demonstrate that an Indemnifying Party was actually prejudiced by such failure. The Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, shall be deemed to have accepted the Notice and Sellers or the Buyer Indemnifying Parties, as the case may be, shall be deemed to have agreed to pay the Damages at issue, and the parties shall promptly instruct the Escrow Agent to disburse funds from the Indemnification Escrow in an amount sufficient to pay the Damages, if the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, do not send a notice of disagreement to the Indemnified Party within 30 calendar days after receiving the Notice pursuant to Section 8.05.
          SECTION 8.04. Defense of Third-Party Claims. If an Indemnity Claim is to be made by an Indemnified Party entitled to indemnification hereunder in respect of, arising out of or involving a claim made by any third party (each, a “Third-Party Claim”) against the Indemnified Party, the Indemnified Party shall give a Notice to the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, as soon as practicable after becoming aware of such Third-Party Claim. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Sellers’

Representative or Buyer Indemnifying Parties, as the case may be, demonstrate that an Indemnifying Party was actually prejudiced by such failure. The Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, shall have 30 days (or less if the nature of the Third-Party Claim requires) from its receipt of the Notice to notify the Indemnified Party whether (subject to the written consent of the Indemnified Party, which consent may be withheld in its sole and absolute discretion) the Indemnifying Party or Parties desire, at the Indemnifying Party’s and Parties’ sole cost and expense and by counsel of its own choosing (who shall be reasonably acceptable to the Indemnified Party or Parties), to assume the defense against such Third-Party Claim; provided that, if the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, then such Indemnified Party shall be entitled, at the Indemnifying Parties’ cost, risk and expense, to one separate counsel of its own choosing (who shall be reasonably acceptable to the Indemnifying Party or Parties). The Indemnifying Party or Parties shall compromise or settle such Third-Party Claim only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, provided that any such compromise or settlement shall provide for the absolute and unconditional release of the Indemnified Parties from any Liability with respect to such Third-Party Claim and shall provide for only the payment of monetary Damages and shall not create any continuing obligation of the Indemnified Party or any of its Affiliates or otherwise adversely affect the operations of the Indemnified Party or any of its Affiliates. If the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, assume the defense of a Third-Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, and its attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom, at the cost and expense of the Indemnifying Party; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, fail to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice (whether as a result of its election not to assume such defense or the refusal of the Indemnified Party or Parties to grant a request of the Indemnifying Party or Parties to assume such defense), the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the written consent of the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, reasonably informed of the progress of any such defense, compromise or settlement; provided, however, that the Indemnifying Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Indemnifying Party or Parties shall be liable for any settlement of any Third-Party Claim effect ed pursuant to and in accordance with this Section 8.04 and for any final judgment (subject to any right of appeal), subject to the limitations set forth in Section 8.02.

          SECTION 8.05. Resolution of Conflicts and Claims.
          (a) If the Sellers’ Representative or Buyer Indemnifying Parties, as the case may be, object in writing to any claim for indemnification made by an Indemnified Party in any written Notice of a claim (an “Objection Notice”), the Sellers’ Representative and Buyer Indemnifying Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and the Sellers’ Representative and Buyer Indemnifying Parties shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice. If the Sellers’ Representative and the Buyer Indemnifying Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by such parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Indemnification Escrow in accordance with the terms thereof.
          (b) If no such agreement is reached after good faith negotiation, either the Sellers’ Representative or Buyer Indemnifying Parties may demand mediation of the dispute, unless the amount of the damage or loss is at issue in a pending action or proceeding involving a Third-Party Claim, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation. In any such mediation, the Sellers’ Representative and Buyer Indemnifying Parties agree to employ a mediator to assist them in reaching resolution of such dispute according to the Commercial Mediation Rules of the AAA. The mediator shall be a corporate attorney practicing in Houston, Texas, with at least fifteen (15) years experience in mergers and acquisitions. The fees and expenses of the mediator shall be shared equally by the Sellers’ Representative and Buyer Indemnifying Parties. If, after mediation efforts, the Sellers’ Representative and Buyer Indemnifying Parties should agree as to all or a portion of a claim, a memorandum setting forth such agreement shall be prepared and signed by such parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Indemnification Escrow in accordance with the terms thereof. If after reasonable efforts, and over a period of sixty (60) calendar days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed with any other remedy available to such party.
          SECTION 8.06. Limitations on Indemnity. No Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 8.02(a) to the extent the aggregate claims for Damages of the Indemnified Parties are less than $1,000,000 (the “Threshold”) or exceed an amount equal to $6,000,000 (the “Cap”); provided, that, if the aggregate of all claims for Damages equals or exceeds the Threshold, then the Buyer Indemnified Parties shall be entitled to recover for Damages subject to the limitations in this Section 8.06 only to the extent such Damages exceed the Threshold and do not exceed the Cap. Notwithstanding anything to the contrary herein, if the Indemnified Parties are seeking, or are entitled to seek, indemnification from any of the Indemnifying Parties for Damages due to (i) Buyer’s, Buyer Sub’s, the Company’s or any Seller’s fraud under common law (as opposed to fraud as defined by Texas Business and Commerce Code Section 27.01) or willful misconduct or (ii) breaches of the representations and warranties of the Company in Section 4.02, the Sellers in Section 5.05 or Buyer in Section 6.06 of this Agreement, the limitations in this Section 8.06 (including the Threshold and the Cap) shall not be applicable to, or otherwise limit an Indemnified Party’s recovery for, such claim; provided, that, for breaches of the representations and warranties set forth in clause (ii) above, no Seller’s aggregate obligation to indemnify the Buyer Indemnified Parties shall exceed the product obtained by multiplying $800 by the number of Company Shares sold by such Seller hereunder, no Cashed-Out Holder’s aggregate obligation to indemnify the Buyer Indemnified Parties shall exceed the product obtained by multiplying (A) the difference between $800 and the exercise price of such Cashed-Out Holder’s Cashed-Out Options by (B) the number of Company Shares that were subject to such Cashed-Out Options immediately prior to the Closing, and Buyer and Buyer Sub’s aggregate obligation to indemnify the Seller Indemnified Parties shall not exceed the Purchase Price.
          SECTION 8.07. Payment of Damages. The parties agree that any and all indemnification obligations of the Seller Indemnifying Parties hereunder (except with respect to breaches of the representations and warranties set forth in Section 4.02 and Section 5.05) shall be satisfied solely from available amounts of the Indemnification Escrow then on deposit with the Escrow Agent in accordance with the Indemnification Escrow Agreement. With respect to breaches of the representations and warranties set forth in Section 4.02 and Section 5.05, the Indemnified Party shall be paid in cash by the Indemnifying Party the amount to which the Indemnified Party may become entitled by reason of the provisions of this Article VIII, within five (5) calendar days after such amount is determined either by mutual agreement of the parties or pursuant to the mediation proceeding described in Section 8.05(b) of this Agreement or on the date on which both such amount and the Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

          SECTION 8.08. Sellers’ Representative.
          (a) SCF-VI, L.P. shall be the Sellers’ Representative (the “Sellers’ Representative”) and as such shall serve as and have all powers as agent and attorney-in-fact of each Seller and Cashed-Out Holder, for and on behalf of such Sellers and Cashed-Out Holders: (i) to give and receive notices and communications; (ii) to have authority to agree to, negotiate, enter into settlements and compromises of, and demand mediation and comply with orders of courts and awards of Governmental Entities with respect to any disputes involving any Indemnity Claims made by the Buyer Indemnified Parties; (iii) to litigate, mediate, arbitrate, defend, enforce or to take any other actions and execute the Indemnification Escrow Agreement and any other documents that the Sellers’ Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement on behalf of the Sellers and Cashed-Out Holders; (iv) to sign receipts, consents, or other documents to effect the transactions contemplated hereby; (v) to authorize the delivery to any Buyer Indemnified Party of the Indemnification Escrow, or any portion thereof, in satisfaction of any Indemnity Claims; and (vi) to take any and all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. If SCF-VI, L.P. ceases to act as Sellers’ Representative for any reason, such Sellers’ Representative or his agent shall notify Buyer and Buyer Sub of such Sellers’ Representative’s intent to resign as Sellers’ Representative, and the Sellers and Cashed-Out Holders entitled to receive a majority of the Purchase Price shall, by written notice to Buyer and Buyer Sub, appoint a successor Sellers’ Representative within thirty (30) days. Notice or communications to or from any Sellers’ Representative shall constitute notice to or from each of the Sellers and Cashed-Out Holders.
          (b) Subject to Section 8.08(a), in the event of (i) the death or permanent disability of the Sellers’ Representative, (ii) his, her or its resignation as a Sellers’ Representative, or (iii) the removal of the Sellers’ Representative by Sellers and Cashed-Out Holders entitled to receive a majority of the Purchase Price, a successor Sellers’ Representative shall be elected by the Sellers and Cashed-Out Holders entitled to receive a majority of the Purchase Price. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement and the Indemnification Escrow Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein and therein shall be deemed to include successor Sellers’ Representatives.
          (c) The Sellers’ Representative may, in all questions arising under this Agreement or the Indemnification Escrow Agreement, rely on the advice of counsel, and shall not be liable to the Sellers or any other Person for any action taken or not taken as a Sellers’ Representative in the absence of such Sellers’ Representative’s willful misconduct.
          (d) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all the Sellers and Cashed-Out Holders, and shall be final, binding and conclusive upon each of the Sellers and Cashed-Out Holders, and Buyer, Buyer Sub, the Escrow Agent and the Company may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and all of the Sellers and Cashed-Out Holders. Buyer, Buyer Sub, the Escrow Agent and the Company are relieved from any Liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative. Although the Sellers’ Representative shall not be obligated to obtain instructions from the Sellers and Cashed-Out Holders prior to any decision, act, consent or instruction, if, and to the extent that, the Sellers’ Representative receives any written instructions from the Sellers and Cashed-Out Holders entitled to receive a majority of the Purchase Price, the Sellers’ Representative shall comply with such instructions.
          SECTION 8.09. Exclusive Remedy. Subject to Section 8.08, the parties agree that the sole and exclusive remedy of any party to this Agreement or their respective Affiliates or other Indemnified Parties with respect to this Agreement or any other claims relating to the events giving rise to this Agreement and the transactions provided for in this Agreement or contemplated by this Agreement or by any other such claims relating to the events giving rise to this Agreement and the transactions provided for in this Agreement shall be limited to the indemnification provisions set forth in this Article VIII.
          SECTION 8.10. Actual Fraud. Nothing in this Agreement (including this Article VIII) shall prevent any party from making a claim against any other party for actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated hereby.
          SECTION 8.11. No Special Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE VIII OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.
          SECTION 8.12. No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
ARTICLE IX
GENERAL PROVISIONS
          SECTION 9.01. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer, Buyer Sub, the Company and the Sellers.
          SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice. For greater certainty, a notice or other communication shall not be effective unless it is given both to the other party and its counsel as set forth below.
          (a) if to Buyer or Buyer Sub:
Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas 77079
Attention: General Counsel
Fax No.: (281) 372-2301
with a copy to:
Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626
Attention: Patrick T. Seaver and R. Scott Shean
Fax No.: (714) 755-8290
          (b) if to the Company:
Pumpco Services, Inc.
302 S. Dixon
Gainesville, Texas 76240
Attention: President
Fax No.: (940) 665-1011
          (c) if to the Sellers or the Sellers’ Representative:
SCF-VI, L.P.
600 Travis, Suite 6600
Houston, Texas 770022
Attention: Anthony F. DeLuca
Fax No.: (713) 227-7850
with a copy to:
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002-4995
Attention: J. David Kirkland, Jr. and Tull R. Florey
Fax No.: (713) 229-7701

          SECTION 9.03. Interpretation. When a reference is made in this Agreement to articles, sections, exhibits or schedules, such reference shall be to an article or Section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Each party hereto has participated jointly in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          SECTION 9.04. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
          SECTION 9.05. Entire Agreement; Third-Party Beneficiaries.
          (a) This Agreement (including the Disclosure Letter) and the Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          SECTION 9.06. Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed and construed in accordance with the laws of the State of Texas, applicable to contracts executed in and to be performed entirely within the State of Texas, without regard to the laws that might be applicable under conflicts of laws principles.
          SECTION 9.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
          SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise, including, without limitation, by merger or consolidation), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
          SECTION 9.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
          SECTION 9.10. Acknowledgment. Each of the Sellers hereby acknowledges that such party has had reasonable opportunity to read and understand this Agreement and their respective legal counsel has had reasonable opportunity to review and comment on this Agreement.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPLETE PRODUCTION SERVICES, INC. a Delaware corporation
By:	/s/ Joseph C. Winkler
Name: Joseph C. Winkler
Title: Chief Executive Officer

INTEGRATED PRODUCTION SERVICES, LLC a Delaware limited liability company By: Complete Production Services, Inc., its sole member
	By:	/s/ Joseph C. Winkler
Name: Joseph C. Winkler
Title: Chief Executive Officer

PUMPCO SERVICES, INC. a Delaware corporation
By:	/s/ Ray Ballantyne
Name: Ray Ballantyne
Title: Chief Executive Officer

SCF-VI, L.P., as Sellers’ Representative and Seller By: SCF-VI, G.P., Limited Partnership, its general partner By: L.E. Simmons & Associates, Incorporated, its general partner
	By:	/s/ Anthony F. DeLuca
Name: Anthony F. DeLuca
Title: Managing Director

Stock Purchase Agreement Signature Page

/s/ RAY BALLANTYNE
RAY BALLANTYNE, as Seller and
Cashed-Out Holder

/s/ DAVID CROMBIE
DAVID CROMBIE, as Seller

/s/ RYAN LILES
RYAN LILES, as Seller and Cashed-Out
Holder

/s/ CODY ORTOWSKI
CODY ORTOWSKI, as Seller

/s/ COLE ORTOWSKI
COLE ORTOWSKI, as Seller

/s/ RONNY ORTOWSKI
RONNY ORTOWSKI, as Seller

/s/ JOHN SCHMITZ
JOHN SCHMITZ, as Seller

Stock Purchase Agreement Signature Page

/s/ ROBERT SNELL
ROBERT SNELL, as Seller and Cashed-
Out Holder

/s/ FRANK TOMBLIN
FRANK TOMBLIN, as Seller

Stock Purchase Agreement Signature Page

SCHEDULE I
(a) Stockholders

Stockholder	No. Shares
Ballantyne, Ray	3,000
Crombie, David	3,000
Liles, Ryan	1,000
Ortowski, Cody	7,500
Ortowski, Cole	7,500
Ortowski, Ronny	35,000
SCF-VI, L.P.	150,000
Schmitz, John	10,000
Snell, Robert	250
Tomblin, Frank	500

Total	217,750

(b) Non-Qualified Sellers

Seller	Cash to be Received[1]
Tomblin, Frank	$400,000
(c) Qualified Sellers

Seller	Cash to be Received[2]	Stock to be Received
Ballantyne, Ray	$2,127,427	13,629
Crombie, David	$2,127,427	13,629
Liles, Ryan	$709,142	4,543
Ortowski, Cody	$5,318,567	34,072
Ortowski, Cole	$5,318,567	34,072
Ortowski, Ronny	$24,819,980	159,001
SCF-VI, L.P.	$106,371,342	681,432
Schmitz, John	$7,091,423	45,429
Snell, Robert	$177,286	1,136

[1]	Subject to pro rata reduction for funding of Indemnification Escrow in accordance with Schedule IV.

[2]	Subject to pro rata reduction for funding of Indemnification Escrow in accordance with Schedule IV.

SCHEDULE II
(a) Cashed-Out Company Options

		Exercise	Cash to be	Stock to be
Name	No. Options	Price	Received[3]	Received
Ballantyne, Ray	2,000	$100	$1,218,285	9,086
Ballantyne, Ray	500	$200	$254,571	2,271
Liles, Ryan	2,000	$100	$1,218,285	9,086
Liles, Ryan	625	$200	$318,214	2,839
Snell, Robert	75	$200	$38,186	341
(b) Rollover Company Options

Name	No. Options	Exercise Price
Crombie, David	625	$200
Davis, James	250	$200
Eberle, Jason	250	$200
Kidd, Don	250	$200
O’Neill, Jr., Kenneth	250	$200
Ortowski, Cody	625	$200
Ortowski, Ronny	875	$200
Tomblin, Frank	250	$200
Turner, William	250	$200

[3]	Subject to pro rata reduction for funding of Indemnification Escrow in accordance with Schedule IV.

SCHEDULE III
(a) Employment Agreements
Crombie, David
Ortowski, Ronny
Liles, Ryan
Tomblin, Frank
(b) Non-Competition Agreements
Ballantyne, Ray
Crombie, David
Ortowski, Cody
Ortowski, Cole
Ortowski, Ronny
Liles, Ryan
Schmitz, John
Tomblin, Frank

SCHEDULE IV

	Pro-Rata Percent Paid
Seller/Cashed-Out	into/out of Indemnification	Amount Paid into
Holder	Escrow	Indemnification Escrow
SCF-VI, L.P.	67.28%	$3,363,983
Ortowski, Ronny	15.70%	$784,929
Ortowski, Cody	3.36%	$168,199
Ortowski, Cole	3.36%	$168,199
Schmitz, John	4.49%	$224,266
Liles, Ryan	1.63%	$81,296
Ballantyne, Ray	2.47%	$123,346
Crombie, David	1.35%	$67,280
Tomblin, Frank	0.22%	$11,213
Snell, Robert	0.15%	$7,289

Total	100.00%	$5,000,000